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                       E X C H A N G E   A G R E E M E N T


                                     BETWEEN


                      CHANCELLOR RADIO BROADCASTING COMPANY

                      WEAT-AM/FM, WEST PALM BEACH, FLORIDA
                         WOLL-FM, RIVIERA BEACH, FLORIDA



                                       AND



                       AMERICAN RADIO SYSTEMS CORPORATION

                       KSTE-AM, RANCHO CORDOVA, CALIFORNIA


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                               EXCHANGE AGREEMENT

                                TABLE OF CONTENTS



Section  1.   Asset Purchase Agreements . . . . . . . . . . . . . . . . . . .-1-
         1.1  CALIFORNIA AGREEMENT. . . . . . . . . . . . . . . . . . . . . .-1-
         1.2  FLORIDA AGREEMENT.. . . . . . . . . . . . . . . . . . . . . . .-2-

Section  2.   Exchange of Assets. . . . . . . . . . . . . . . . . . . . . . .-2-
         2.1  TAX FREE EXCHANGE.. . . . . . . . . . . . . . . . . . . . . . .-2-
         2.2  TRANSFER OF ASSETS TO ARS.. . . . . . . . . . . . . . . . . . .-2-
              2.2.1  FCC LICENSES . . . . . . . . . . . . . . . . . . . . . .-2-
              2.2.2  OTHER GOVERNMENTAL AUTHORIZATIONS. . . . . . . . . . . .-2-
              2.2.3  TANGIBLE PERSONAL PROPERTY . . . . . . . . . . . . . . .-2-
              2.2.4  CONTRACTS. . . . . . . . . . . . . . . . . . . . . . . .-3-
              2.2.5  INTELLECTUAL PROPERTY. . . . . . . . . . . . . . . . . .-3-
              2.2.6  STATION RECORDS. . . . . . . . . . . . . . . . . . . . .-3-
              2.2.7  MANUFACTURER/VENDOR WARRANTIES . . . . . . . . . . . . .-3-
              2.2.8  REAL ESTATE. . . . . . . . . . . . . . . . . . . . . . .-3-
              2.2.9  ALL OTHER FLORIDA STATION ASSETS . . . . . . . . . . . .-3-
         2.3  EXCLUDED FLORIDA ASSETS.. . . . . . . . . . . . . . . . . . . .-4-
              2.3.1  CASH . . . . . . . . . . . . . . . . . . . . . . . . . .-4-
              2.3.2  RECEIVABLES. . . . . . . . . . . . . . . . . . . . . . .-4-
              2.3.3  CONSUMED PROPERTY. . . . . . . . . . . . . . . . . . . .-4-
              2.3.4  TERMINATED CONTRACTS . . . . . . . . . . . . . . . . . .-4-
              2.3.5  CORPORATE RECORDS. . . . . . . . . . . . . . . . . . . .-4-
              2.3.6  INSURANCE. . . . . . . . . . . . . . . . . . . . . . . .-4-
              2.3.7  EMPLOYEE PLANS . . . . . . . . . . . . . . . . . . . . .-4-
              2.3.8  CORPORATE NAME . . . . . . . . . . . . . . . . . . . . .-4-
              2.3.9  EXCLUDED ASSETS  . . . . . . . . . . . . . . . . . . . .-4-
              2.3.10. . . . . . . . . . . . . . . . . . . . . . . . . . . . .-4-
              2.3.11. . . . . . . . . . . . . . . . . . . . . . . . . . . . .-4-
              2.3.12. . . . . . . . . . . . . . . . . . . . . . . . . . . . .-5-
         2.4  TRANSFER OF ASSETS TO CHANCELLOR. . . . . . . . . . . . . . . .-5-
              2.4.1  FCC LICENSES . . . . . . . . . . . . . . . . . . . . . .-5-
              2.4.2  OTHER GOVERNMENTAL AUTHORIZATIONS. . . . . . . . . . . .-5-
              2.4.3  TANGIBLE PERSONAL PROPERTY . . . . . . . . . . . . . . .-5-
              2.4.4  CONTRACTS. . . . . . . . . . . . . . . . . . . . . . . .-5-
              2.4.5  INTELLECTUAL PROPERTY. . . . . . . . . . . . . . . . . .-5-
              2.4.6  STATION RECORDS. . . . . . . . . . . . . . . . . . . . .-5-
              2.4.7  MANUFACTURER/VENDOR WARRANTIES . . . . . . . . . . . . .-6-

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              2.4.8  REAL ESTATE. . . . . . . . . . . . . . . . . . . . . . .-6-
              2.4.9  ALL OTHER CALIFORNIA STATION ASSETS. . . . . . . . . . .-6-
         2.5  EXCLUDED CALIFORNIA ASSETS. . . . . . . . . . . . . . . . . . .-6-
              2.5.1  CASH . . . . . . . . . . . . . . . . . . . . . . . . . .-6-
              2.5.2  RECEIVABLES. . . . . . . . . . . . . . . . . . . . . . .-6-
              2.5.3  CONSUMED PROPERTY. . . . . . . . . . . . . . . . . . . .-6-
              2.5.4  TERMINATED CONTRACTS . . . . . . . . . . . . . . . . . .-6-
              2.5.5  CORPORATE RECORDS. . . . . . . . . . . . . . . . . . . .-6-
              2.5.6  INSURANCE. . . . . . . . . . . . . . . . . . . . . . . .-7-
              2.5.7  EMPLOYEE PLANS . . . . . . . . . . . . . . . . . . . . .-7-
              2.5.8 . . . . . . . . . . . . . . . . . . . . . . . . . . . . .-7-
              2.5.9 . . . . . . . . . . . . . . . . . . . . . . . . . . . . .-7-
              2.5.10. . . . . . . . . . . . . . . . . . . . . . . . . . . . .-7-
              2.5.11. . . . . . . . . . . . . . . . . . . . . . . . . . . . .-7-
              2.5.12. . . . . . . . . . . . . . . . . . . . . . . . . . . . .-7-
         2.6  PERMITTED LIENS.. . . . . . . . . . . . . . . . . . . . . . . .-7-
              2.6.1  FLORIDA STATIONS . . . . . . . . . . . . . . . . . . . .-7-
              2.6.2  CALIFORNIA STATION . . . . . . . . . . . . . . . . . . .-7-

Section  3.   CONSIDERATION.. . . . . . . . . . . . . . . . . . . . . . . . .-7-
         3.1  CONSIDERATION FROM CHANCELLOR.. . . . . . . . . . . . . . . . .-7-
              3.1.1  FLORIDA AGREEMENT. . . . . . . . . . . . . . . . . . . .-7-
              3.1.2  FLORIDA AGREEMENT FAILS TO CLOSE . . . . . . . . . . . .-8-
         3.2  CONSIDERATION FROM ARS. . . . . . . . . . . . . . . . . . . . .-8-
         3.3  ADJUSTMENTS TO CASH PAYMENTS. . . . . . . . . . . . . . . . . .-8-
              3.3.1  ADJUSTMENTS FOR CALIFORNIA STATION OPERATIONS. . . . . .-8-
              3.3.2  ADJUSTMENTS FOR FLORIDA STATION OPERATIONS.. . . . . . .-8-
              3.3.3  DEFINITION OF BUYER AND SELLER.. . . . . . . . . . . . .-8-
              3.3.4  ITEMS SUBJECT TO ADJUSTMENT. . . . . . . . . . . . . . .-9-
              3.3.5  AD VALOREM OF REAL ESTATE TAXES. . . . . . . . . . . . .-9-
              3.3.6  DISPUTE PROCEDURE FOR ALLOCATIONS. . . . . . . . . . . .-9-
         3.4  ALLOCATION OF CONSIDERATION.  . . . . . . . . . . . . . . . . -10-
              3.4.1  CALIFORNIA STATION'S BARTER AND TRADE. . . . . . . . . -10-
              3.4.2  FLORIDA STATIONS' BARTER AND TRADE.. . . . . . . . . . -10-

Section  4.   Assumption of Obligations . . . . . . . . . . . . . . . . . . -10-
         4.1  CALIFORNIA ASSUMED LIABILITIES. . . . . . . . . . . . . . . . -10-
         4.2  CALIFORNIA RETAINED LIABILITIES.  . . . . . . . . . . . . . . -10-
         4.3  FLORIDA ASSUMED LIABILITIES.. . . . . . . . . . . . . . . . . -11-
         4.4  FLORIDA RETAINED LIABILITIES. . . . . . . . . . . . . . . . . -11-

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Section  5.   Escrow Deposits . . . . . . . . . . . . . . . . . . . . . . . -11-
         5.1  CALIFORNIA ESCROW.. . . . . . . . . . . . . . . . . . . . . . -11-
         5.2  FLORIDA ESCROW. . . . . . . . . . . . . . . . . . . . . . . . -11-

Section  6.   Government Consents . . . . . . . . . . . . . . . . . . . . . -12-
         6.1  FCC CONSENT.. . . . . . . . . . . . . . . . . . . . . . . . . -12-
         6.2  FCC APPLICATIONS. . . . . . . . . . . . . . . . . . . . . . . -12-
         6.3  FILINGS.. . . . . . . . . . . . . . . . . . . . . . . . . . . -12-

Section  7.   Local Marketing Agreements. . . . . . . . . . . . . . . . . . -12-
         7.1  CALIFORNIA LOCAL MARKETING AGREEMENT. . . . . . . . . . . . . -12-
         7.2  FLORIDA LOCAL MARKETING AGREEMENT.. . . . . . . . . . . . . . -13-

Section  8.   Collection of Accounts Receivable . . . . . . . . . . . . . . -13-
         8.1  CALIFORNIA ACCOUNTS RECEIVABLE. . . . . . . . . . . . . . . . -13-
         8.2  FLORIDA ACCOUNTS RECEIVABLE.. . . . . . . . . . . . . . . . . -14-

Section  9.   Third Party Consents. . . . . . . . . . . . . . . . . . . . . -15-
         9.1  CALIFORNIA CONSENTS.. . . . . . . . . . . . . . . . . . . . . -15-
         9.2  FLORIDA CONSENTS. . . . . . . . . . . . . . . . . . . . . . . -15-
         9.3  FAILURE TO OBTAIN CONSENTS. . . . . . . . . . . . . . . . . . -15-

Section 10.   Representations and Warranties of Chancellor. . . . . . . . . -15-
        10.1  ORGANIZATION AND STANDING.. . . . . . . . . . . . . . . . . . -15-
        10.2  AUTHORIZATION AND BINDING OBLIGATION. . . . . . . . . . . . . -16-
        10.3  QUALIFICATION . . . . . . . . . . . . . . . . . . . . . . . . -16-
        10.4  ABSENCE OF CONFLICTING AGREEMENTS OR REQUIRED CONSENTS. . . . -16-
        10.5  LITIGATION:  COMPLIANCE WITH LAW. . . . . . . . . . . . . . . -16-
        10.6  BROKER/FINDER FEES. . . . . . . . . . . . . . . . . . . . . . -16-
        10.7  REPRESENTATIONS AND WARRANTIES AS TO THE FLORIDA STATIONS.. . -17-

Section 11.   Representation and Warranties of ARS. . . . . . . . . . . . . -17-
        11.1  ORGANIZATION AND STANDING . . . . . . . . . . . . . . . . . . -17-
        11.2  AUTHORIZATION AND BINDING OBLIGATION. . . . . . . . . . . . . -17-
        11.3  QUALIFICATION . . . . . . . . . . . . . . . . . . . . . . . . -17-
        11.4  ABSENCE OF CONFLICTING AGREEMENTS OR REQUIRED CONSENTS. . . . -17-
        11.5  LITIGATION:  COMPLIANCE WITH LAW. . . . . . . . . . . . . . . -17-
        11.6  BROKER/FINDER FEES. . . . . . . . . . . . . . . . . . . . . . -18-
        11.7  REPRESENTATIONS AND WARRANTIES AS TO THE CALIFORNIA STATION.. -18-

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Section 12.   Covenants of Chancellor . . . . . . . . . . . . . . . . . . . -18-
        12.1  CONDUCT OF STATION: . . . . . . . . . . . . . . . . . . . . . -18-
        12.2  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -20-
        12.3  NO INCONSISTENT ACTION. . . . . . . . . . . . . . . . . . . . -20-
        12.4  UPDATING OF SCHEDULES . . . . . . . . . . . . . . . . . . . . -20-
        12.5  ENFORCEMENT OF AGREEMENTS . . . . . . . . . . . . . . . . . . -20-
        12.6  FCC REPORTS . . . . . . . . . . . . . . . . . . . . . . . . . -20-
        12.7  NOTIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . -21-
        12.8  POST-CLOSING ACCESS . . . . . . . . . . . . . . . . . . . . . -21-
        12.9  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -21-

Section 13.   Covenants of ARS. . . . . . . . . . . . . . . . . . . . . . . -21-
        13.1  CONDUCT OF STATION. . . . . . . . . . . . . . . . . . . . . . -21-
        13.2  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -23-
        13.3  NO INCONSISTENT ACTION. . . . . . . . . . . . . . . . . . . . -23-
        13.4  UPDATING OF SCHEDULES.. . . . . . . . . . . . . . . . . . . . -23-
        13.5  ENFORCEMENT OF AGREEMENTS.  . . . . . . . . . . . . . . . . . -23-
        13.6  FCC REPORTS.. . . . . . . . . . . . . . . . . . . . . . . . . -24-
        13.7  NOTIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . -24-
        13.8  POST-CLOSING ACCESS.. . . . . . . . . . . . . . . . . . . . . -24-
        13.9  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -24-

Section 14.   Joint Covenants . . . . . . . . . . . . . . . . . . . . . . . -24-
        14.1  CONFIDENTIALITY.. . . . . . . . . . . . . . . . . . . . . . . -24-
        14.2  COOPERATION.. . . . . . . . . . . . . . . . . . . . . . . . . -25-
        14.3  CONTROL OF STATIONS.. . . . . . . . . . . . . . . . . . . . . -25-
        14.4  BULK SALES LAWS.. . . . . . . . . . . . . . . . . . . . . . . -25-
        14.5  PUBLIC ANNOUNCEMENTS. . . . . . . . . . . . . . . . . . . . . -25-
        14.6  HART-SCOTT-RODINO.. . . . . . . . . . . . . . . . . . . . . . -25-
        14.7  EMPLOYEE MATTERS. . . . . . . . . . . . . . . . . . . . . . . -26-

Section 15.   Conditions of Closing by Chancellor . . . . . . . . . . . . . -26-
        15.1  REPRESENTATIONS, WARRANTIES AND COVENANTS . . . . . . . . . . -26-
        15.2  COMPLIANCE WITH AGREEMENT.. . . . . . . . . . . . . . . . . . -26-
        15.3  THIRD PARTY CONSENTS AND APPROVALS; ESTOPPEL CERTIFICATES . . -26-
        15.4  CLOSING CERTIFICATES. . . . . . . . . . . . . . . . . . . . . -26-
        15.5  GOVERNMENTAL CONSENTS.. . . . . . . . . . . . . . . . . . . . -26-
        15.6  ADVERSE PROCEEDINGS.. . . . . . . . . . . . . . . . . . . . . -27-
        15.7  CLOSING DOCUMENTS.. . . . . . . . . . . . . . . . . . . . . . -27-

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Section 16.   Conditions of Closing by ARS. . . . . . . . . . . . . . . . . -27-
        16.1  REPRESENTATIONS, WARRANTIES AND COVENANTS . . . . . . . . . . -27-
        16.2  COMPLIANCE WITH AGREEMENT.. . . . . . . . . . . . . . . . . . -27-
        16.3  THIRD PARTY CONSENTS AND APPROVALS; ESTOPPEL CERTIFICATES . . -27-
        16.4  CLOSING CERTIFICATES. . . . . . . . . . . . . . . . . . . . . -28-
        16.5  GOVERNMENTAL APPROVAL.. . . . . . . . . . . . . . . . . . . . -28-
        16.6  ADVERSE PROCEEDINGS.. . . . . . . . . . . . . . . . . . . . . -28-
        16.7  CLOSING DOCUMENTS.. . . . . . . . . . . . . . . . . . . . . . -28-

Section 17.   Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . -28-
        17.1  TIME AND PLACE. . . . . . . . . . . . . . . . . . . . . . . . -28-
        17.2  DELIVERIES BY CHANCELLOR. . . . . . . . . . . . . . . . . . . -28-
        17.3  DELIVERY BY ARS.. . . . . . . . . . . . . . . . . . . . . . . -29-
        17.4  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -29-

Section 18.   Survival of Representations and Warranties. . . . . . . . . . -30-
        18.1  REPRESENTATIONS AND WARRANTIES OF CHANCELLOR. . . . . . . . . -30-
        18.2  REPRESENTATIONS AND WARRANTIES OF ARS.. . . . . . . . . . . . -30-

Section 19.   Indemnification . . . . . . . . . . . . . . . . . . . . . . . -30-
        19.1  INDEMNIFICATION BY CHANCELLOR.. . . . . . . . . . . . . . . . -30-
        19.2  INDEMNIFICATION BY ARS. . . . . . . . . . . . . . . . . . . . -30-
        19.3  LIMITATION ON REIMBURSEMENT . . . . . . . . . . . . . . . . . -31-
        19.4  PROCEDURE FOR INDEMNIFICATION.. . . . . . . . . . . . . . . . -31-

Section 20.   Termination . . . . . . . . . . . . . . . . . . . . . . . . . -32-
        20.1  RIGHT TO TERMINATE. . . . . . . . . . . . . . . . . . . . . . -32-
        20.2  LIQUIDATED DAMAGES/SPECIFIC PERFORMANCE . . . . . . . . . . . -33-

Section 21.   Expenses, Transfer Taxes, and Fees. . . . . . . . . . . . . . -34-
        21.1  EXPENSES. . . . . . . . . . . . . . . . . . . . . . . . . . . -34-
        21.2  TRANSFER TAXES AND SIMILAR CHARGES. . . . . . . . . . . . . . -34-
        21.3  GOVERNMENTAL FILING OR GRANT FEES.. . . . . . . . . . . . . . -34-

Section 22.   Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . -34-
        22.1  RISK OF LOSS. . . . . . . . . . . . . . . . . . . . . . . . . -34-
        22.2  ASSIGNMENT. . . . . . . . . . . . . . . . . . . . . . . . . . -34-
        22.3  AMENDMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . -35-
        22.4  HEADINGS. . . . . . . . . . . . . . . . . . . . . . . . . . . -35-
        22.5  GOVERNING LAW.. . . . . . . . . . . . . . . . . . . . . . . . -35-
        22.6  NOTICES.. . . . . . . . . . . . . . . . . . . . . . . . . . . -35-
        22.7  SCHEDULES.. . . . . . . . . . . . . . . . . . . . . . . . . . -36-
        22.8  ENTIRE AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . -36-

        22.9  SEVERABILITY. . . . . . . . . . . . . . . . . . . . . . . . . -36-
        22.10 COUNTERPARTS. . . . . . . . . . . . . . . . . . . . . . . . . -36-
        22.11 BINDING AGREEMENT . . . . . . . . . . . . . . . . . . . . . . -36-
        22.12 GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . . . -37-

                               EXCHANGE AGREEMENT

     This Exchange Agreement is made effective as of July ___, 1996 by and among America Radio Systems Corporation, a Delaware corporation ("ARS"), and Chancellor Radio Broadcasting Company, a Delaware corporation ("Chancellor").

                                    RECITALS

     WHEREAS, ARS is a party to a certain Asset Purchase Agreement dated March 26, 1996 between ARS and Fuller-Jeffrey Broadcasting Companies, Inc. ("FBC") pursuant to which ARS has purchased substantially all of FBC's assets used or useful in the operation of AM broadcast station KSTE, Rancho Cordova, California (the "California Station"), including the related KSTE broadcast licenses and authorizations issued by the Federal Communications Commission ("FCC"). That Asset Purchase Agreement hereafter is referred to as the "California Agreement".

     WHEREAS, Chancellor is a party to a certain Asset Purchase Agreement, dated May 14, 1996 among Chancellor and Chancellor Broadcasting Company and OmniAmerica Group, WAPE-FM License Partnership, WFYV-FM License Partnership, WEAT-AM License Partnership, WEAT-FM License Partnership, WXXL License Partnership, WOLL License Partnership and WJHM-FM License Partnership (collectively, "Omni") contemplating, INTER ALIA, the purchase by Chancellor of substantially all of Omni's assets used or useful in the operation of Stations WEAT AM and FM, West Palm Beach, Florida, and Station WOLL (FM), Riviera Beach, Florida (collectively, the "Florida Stations"), including the related FCC broadcast licenses and authorizations. That Asset Purchase Agreement is hereafter referred to as the "Florida Agreement".

     WHEREAS, Chancellor and ARS desire to exchange the assets of the Florida Stations for the assets of the California Station plus a cash payment by ARS as provided herein.

     WHEREAS, the parties intend the exchange of the Florida Stations and the California Station to qualify as a tax free exchange of like-kind assets pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (the "Code");

     WHEREAS, effective August 1, 1996, (the "LMA Commencement Date"), (i) Chancellor and ARS shall enter into Local Marketing Agreements ("LMAs") with respect to the Florida Stations ("Florida Stations LMA"); and (ii) Chancellor and ARS shall enter into a LMA with respect to the California Station ("California Station LMA").

     Now, therefore, in contemplation of the recitals set out above and in consideration of the mutual covenants and agreements contained herein, the parties, intending to be contractually bound, agree as follows:

SECTION 1.     ASSET PURCHASE AGREEMENTS

          1.1 CALIFORNIA AGREEMENT. ARS has complied in a timely fashion with all material requirements of the California Agreement and has acquired the assets of the California Station from FBC in the manner contemplated in the California Agreement. ARS did not amend in any material respect the California Agreement or waive any right thereunder and shall not waive any continuing right thereunder without the prior written consent of Chancellor. This prior written consent shall not be unreasonably withheld by Chancellor. ARS shall enforce any and all of its material rights under the California Agreement.


          1.2 FLORIDA AGREEMENT. Chancellor shall comply in a timely fashion with all material requirements of the Florida Agreement and shall use its reasonable best efforts to acquire the assets of the Florida Stations from Omni at the earliest practicable time and in the manner contemplated in the Florida Agreement. Chancellor shall not amend in any material respect the Florida Agreement or waive any right thereunder without the prior written consent of ARS. This prior written consent shall not be unreasonably withheld by ARS. Chancellor shall enforce any and all of its material rights under the Florida Agreement.


SECTION 2.     EXCHANGE OF ASSETS

          2.1 TAX FREE EXCHANGE. The parties intend for this transaction to qualify as a tax-free exchange under Section 1031 of the Code. In order to attain this goal, the parties will, to the extent possible, exchange (i) depreciable personal property in the same General Asset Class or Product Class, as those terms are used in Treas. Regulation 1.1031(a)-2(b); and (ii) non-depreciable personal property and intangible personal property for other property of a like kind.

          2.2 TRANSFER OF ASSETS TO ARS. Subject to the terms, conditions and limitations contained herein, on the Closing Date as defined in Section 13.1, Chancellor shall convey to ARS and ARS shall acquire from Chancellor (to the extent Chancellor acquires the same from Omni) all of the following assets, properties, interests and rights (the "Florida Assets") free and clear of liens and encumbrances except the Florida Permitted Liens allowed under Section 2.6.1:

               2.2.1 FCC LICENSES. All licenses, permits, special temporary authority, program test authority and authorizations of any type whatsoever issued by the FCC, and any pending applications thereof, and used in connection with the Florida Stations (the "Florida Licenses"), including those authorizations for the Florida Stations identified in the pertinent portions of
Schedule 2.1.1 of this Agreement and any renewals or modifications thereof;

               2.2.2 OTHER GOVERNMENTAL AUTHORIZATIONS. All licenses, permits, and other authorizations of any nature whatsoever issued by a governmental authority and used in the operation of the Florida Stations;

               2.2.3 TANGIBLE PERSONAL PROPERTY. All equipment, office furniture and fixtures, office materials and supplies, inventory, spare parts and all other tangible personal property of every kind and description, and Chancellor's rights therein, owned, leased or held by Chancellor and used in connection with the operations of the Florida Stations, including but not limited to those items described or listed in Schedule 2.2.3, together with any replacements thereof and additions thereto, made before the Closing Date, and less any retirements or dispositions thereof made before the Closing Date in the ordinary course of business;

               2.2.4     CONTRACTS.     All contracts, agreements, leases and
legally binding contractual rights of any kind, written or oral, relating to the operation of the Florida Stations ("Florida Contracts"), listed in Schedule
2.2.4 or entered into before the Closing Date in the ordinary course of business of the Florida Stations;

               2.2.5 INTELLECTUAL PROPERTY. All trademarks, trade names, service marks (including the Call Signs WEAT, WEAT-FM and WOLL), franchises, copyrights, Internet domain names and addresses, including registrations and applications for registration of any of them, computer software programs and programming material of whatever form or nature, jingles, slogans, the Florida Stations' logos and all other logos or licenses to use same and all other intangible property rights of Chancellor, which are used exclusively in connection with the operation of the Florida Stations, including but not limited to those listed in Schedule 2.2.5 (collectively, the "Florida Intellectual Property") together with any associated good will and any additions thereto before the Closing Date;

               2.2.6 STATION RECORDS. All of the files, documents, records, and books of account relating to the operation of the Florida Stations or to the Florida Assets, including without limitation the Florida Stations' public files, programming information and studies, technical information and engineering data, news and advertising studies or consulting reports, marketing studies, demographic data, sales correspondence, lists of advertisers, promotional materials, credit and sales reports and filings with the FCC, copies of all written Contracts to be assigned hereunder, logs, software programs and books and records relating to employees, financial, accounting and operation matters; but excluding records relating solely to any Excluded Asset (as hereinafter defined);

               2.2.7 MANUFACTURER/VENDOR WARRANTIES. All manufacturer's and vendors' warranties relating to items included in the Florida Assets and all similar rights against third parties relating to items included in the Florida Assets;

               2.2.8     REAL ESTATE.   All real property used in operating the
Florida Stations together with all appurtenant easements thereunto and all structures, fixtures and improvements located thereon as more fully described in
Schedule 2.2.8, together with any additions thereto before the Closing Date ("the Florida Real Estate"); provided however that the studios for Station WOLL located on Blue Heron Boulevard in Riviera Beach, Florida shall not be conveyed to ARS and are excluded from the Florida Real Estate, as Omni is in the process of donating them to the State of Florida.

               2.2.9 ALL OTHER FLORIDA STATION ASSETS. Except for Excluded Assets, such other assets, properties, interests and rights that are used exclusively in connection with the operation of the Florida Stations or that are located as of the Closing Date on the Florida Real Estate.

          2.3 EXCLUDED FLORIDA ASSETS. Notwithstanding anything to the contrary contained herein, it is expressly understood and agreed that the Florida Assets shall not include the following assets along with all rights, title and interest therein (the "Excluded Florida Assets"):

               2.3.1 CASH. All cash, marketable securities and cash equivalents of Chancellor on hand and/or in banks;

               2.3.2 RECEIVABLES. All cash accounts receivable or notes receivable of Chancellor;

               2.3.3 CONSUMED PROPERTY. All tangible and intangible personal property related to the Florida Stations disposed of or consumed in the ordinary course of business of Chancellor or Omni before the Closing Date, or as permitted hereunder;

               2.3.4 TERMINATED CONTRACTS. All non-assumed Contracts or Contracts that have terminated or expired prior to the Closing Date in the ordinary course of business of Chancellor or Omni or ARS as permitted hereunder;

               2.3.5 CORPORATE RECORDS. Chancellor's corporate seal, minute books, charter documents, corporate stock record book and such other books and records as pertain to the organization, existence or share capitalization of Chancellor and duplicate copies of all books and records transferred to ARS hereunder as are necessary to enable Chancellor to file its tax returns and reports, as well as any other contracts, records or materials relating to Chancellor or its business and not involving or relating to the Florida Assets or the operation or operations of the Florida Stations;

               2.3.6 INSURANCE. Contracts of insurance and all insurance proceeds or claims made by Chancellor;

               2.3.7 EMPLOYEE PLANS. All pension, profit sharing or cash or deferred (Section 401(k)) plans and trusts and the assets thereof and any other employee benefit plan or arrangement and the assets thereof, if any, maintained by Chancellor;

               2.3.8 CORPORATE NAME. Any right to use the names "Chancellor," "Chancellor Broadcasting Company," or "Chancellor Radio Broadcasting Company" and any variations thereof;

               2.3.9 EXCLUDED ASSETS. Those specific assets identified on the Excluded Assets Schedule attached to this Agreement as Schedule 2.3.9;

               2.3.10 All of Chancellor's rights in and to all causes of action;

               2.3.11 All tax refunds relating to the period prior to the Closing; and
               2.3.12 All other assets or Contracts, including but not limited to those assets or Contracts associated with the Florida Agreement, that are not specifically listed in this Agreement as the Florida Assets or used or useful, as determined by Chancellor, in the operation or operations of the Florida Stations.

          2.4 TRANSFER OF ASSETS TO CHANCELLOR. Subject to the terms, conditions and limitations contained herein, on the Closing Date, ARS shall convey to Chancellor and Chancellor shall acquire from ARS ( to the extent ARS acquires the same from FBC) all of the following assets, properties, interests and rights (the "California Assets") free and clear of liens and encumbrances except the California Permitted Liens under Section 2.6.2:

               2.4.1 FCC LICENSES. All licenses, permits, special temporary authority, program test authority and authorizations of any type whatsoever issued by the FCC and any pending applications thereof, and used in connection with the California Station (the "California Licenses"), including those authorizations for the California Station identified in Schedule 2.4.1 to the California Agreement and any renewals or modifications thereof.

               2.4.2 OTHER GOVERNMENTAL AUTHORIZATIONS. All licenses, permits, and other authorizations of any nature whatsoever issued by a governmental authority and used in the operation of the California Station.

               2.4.3 TANGIBLE PERSONAL PROPERTY. All equipment, office furniture and fixtures, office materials and supplies, inventory, spare parts and all other tangible personal property of every kind and description, and ARS's rights therein, owned, leased or held by ARS and used in connection with the operations of the California Station, including but not limited to those items described or listed in Schedule 2.4.3, together with any replacements thereof and additions thereto, made before the Closing Date, and less any retirements or dispositions thereof made before the Closing Date in the ordinary course of business.

               2.4.4 CONTRACTS. All contracts, agreements, leases and legally binding contractual rights of any kind, written or oral, relating to the operation of the California Station ("California Contracts"), listed in Schedule
2.4.4 or entered into before the Closing Date in the ordinary course of business of the California Station.

               2.4.5 INTELLECTUAL PROPERTY. All trademarks, trade names, service marks (including the Call Sign KSTE), franchises, copyrights, including registrations and applications for registration of any of them, computer software programs and programming material of whatever form or nature, jingles, slogans, the California Station's logos and all other logos or licenses to use same and all other intangible property rights of ARS, which are used exclusively in connection with the operation of the California Station, including but not limited to those listed Schedule 2.4.5 (collectively, the "California Intellectual Property") together with any associated good will and any additions thereto before the Closing Date;

               2.4.6 STATION RECORDS. All of the files, documents, records, and books of account relating to the operation of the California Station or to the California Assets, including without limitation the California Station's public files, programming information and studies, technical information and engineering data, news and advertising studies or consulting reports, marketing studies, demographic data, sales correspondence, lists of advertisers, promotional materials, credit and sales reports and filings with the FCC, copies of all written Contracts to be assigned hereunder, logs, software programs and books and records relating to employees, financial, accounting and operation matters; but excluding records relating solely to any Excluded California Asset;

               2.4.7 MANUFACTURER/VENDOR WARRANTIES. All manufacturers' and vendors' warranties relating to items included in the California Assets and all similar rights against third parties relating to items included in the California Assets;

               2.4.8     REAL ESTATE.   All real property used in operating the
California Station together with all appurtenant easements thereunto and all structures, fixtures and improvements located thereon as more fully described in
Schedule 2.4.8, together with any additions thereto before the Closing Date (the "California Real Estate"); and

               2.4.9 ALL OTHER CALIFORNIA STATION ASSETS. Except for Excluded California Assets, such other assets, properties, interests and rights that are used exclusively in connection with the operation of the California Station or that are located as of the Closing Date on the California Real Estate.

          2.5 EXCLUDED CALIFORNIA ASSETS. Notwithstanding anything to the contrary contained herein, it is expressly understood and agreed that the California Assets shall not include the following assets along with all rights, title and interest therein (the "Excluded California Assets"):

               2.5.1 CASH. All cash, marketable securities and cash equivalents of ARS on hand and/or in banks;

               2.5.2 RECEIVABLES. All cash accounts receivable or notes receivable of ARS;

               2.5.3 CONSUMED PROPERTY. All tangible and intangible personal property related to the California Station disposed of or consumed in the ordinary course of business of ARS or FBC before the Closing Date, or as permitted under the terms hereof;

               2.5.4 TERMINATED CONTRACTS. All non-assumed Contracts or Contracts that have terminated or expired prior to the Closing Date in the ordinary course of business of ARS or FBC and as permitted hereunder;

               2.5.5 CORPORATE RECORDS. ARS's corporate seal, minute books, charter documents, corporate stock record book and such other books and records as pertain to the organization, existence or share capitalization of ARS and duplicate copies of all books and records transferred to Chancellor hereunder as are necessary to enable ARS to file its tax returns and reports as well as any other records or materials relating to ARS or its business and not involving or relating to the California Assets or the operation or operations of the California Station;

               2.5.6 INSURANCE. Contracts of insurance and all insurance proceeds or claims made by ARS;

               2.5.7 EMPLOYEE PLANS. All pension, profit sharing or cash or deferred (Section 401(k)) plans and trusts and the assets thereof and any other employee benefit plan or arrangement and the assets thereof, if any, maintained by ARS; and

               2.5.8 Any right, to use the name "ARS" or "American Radio" or "American Radio Systems Corporation" and any variations thereof;

               2.5.9 Those specific assets identified on the Excluded Assets Schedule attached to this Agreement as Schedule 2.5.9;

               2.5.10    All of ARS's rights in and to all causes of action;

               2.5.11 All tax refunds relating to the period prior to the Closing; and

               2.5.12 All other assets or Contracts, including but not limited to those assets or Contracts associated with the California Agreement that are not specifically listed in this Agreement as the California Assets or used or useful, as determined by ARS, in the operation or operations of the California Station.

          2.6  PERMITTED LIENS.

               2.6.1 FLORIDA STATIONS. The Florida Assets shall be conveyed to ARS free and clear of all liens and encumbrances except the liens and encumbrances listed in Schedule 2.6.1 (the "Florida Permitted Liens").

               2.6.2 CALIFORNIA STATION. The California Assets shall be conveyed to Chancellor free and clear of all liens and encumbrances except the liens and encumbrances listed in Schedule 2.6.2 (the "California Permitted Liens").


SECTION 3.     CONSIDERATION.

          3.1  CONSIDERATION FROM CHANCELLOR.

               3.1.1 FLORIDA AGREEMENT. If the Florida Agreement closes and Chancellor acquires the Florida Assets, then the consideration delivered by Chancellor to ARS shall consist of the Florida Assets described in Section 2.2. Further, and subject to the limitations contained in Section 4.1, Chancellor shall assume the California Assumed Liabilities.

               3.1.2 FLORIDA AGREEMENT FAILS TO CLOSE. If the Florida Agreement does not close and Chancellor does not acquire the Florida Assets, then the consideration delivered by Chancellor to ARS for the purchase of the California Assets shall consist of Seven Million Dollars ($7,000,000), subject to any adjustments provided herein (the "Alternative California Cash Purchase Price"). The Alternative California Purchase Price shall be paid to ARS at Closing by wire transfer of immediately available funds. Further and subject to the limitations contained in Section 4.1, Chancellor shall assume the California Assumed Liabilities.

          3.2  CONSIDERATION FROM ARS.

               The consideration delivered by ARS to Chancellor shall consist of:

                    (a)  the California Assets described in Section 2.4 less any
Excluded California Assets described in Section 2.5.   Further and subject to
the limitations contained in Section 4.3, ARS shall assume the Florida Assumed Liabilities; and

                    (b) the sum of Thirty-three Million Dollars ($33,000,000), subject to any adjustments provided herein (the "Florida Cash Purchase Price"). This Florida Cash Purchase Price shall be paid to Chancellor at Closing by wire transfer of immediately available funds.

          3.3 ADJUSTMENTS TO CASH PAYMENTS. The cash payment(s) contemplated in Sections 3.1 and 3.2 shall be adjusted as follows:

               3.3.1 ADJUSTMENTS FOR CALIFORNIA STATION OPERATIONS. Subject to the California Station LMA to be entered into pursuant to Section 7.1 herein, income and expenses from the operation of the California Station shall be allocated to the parties on the principle that (i) ARS shall be entitled to all income attributable to, and shall be responsible for all expenses arising out of, the operation of the California Station up to 11:59 PM on the Closing Date (the "Effective Time") and (ii) Chancellor shall be entitled to all income attributable to, and shall be responsible for all expenses arising out of, the operation of the California Station after the Effective Time. Overlapping items of income and expense shall be prorated as of the Effective Time.

               3.3.2 ADJUSTMENTS FOR FLORIDA STATION OPERATIONS. Subject to the Florida Station LMA to be entered into pursuant to Section 7.2, herein, income and expenses from the operation of the California Station shall be allocated to the parties on the principle that (i) ARS shall be entitled to all income attributable to, and shall be responsible for all expenses arising our of, the operation of the California Station up to the Effective Time and (ii) Chancellor shall be entitled to all income attributable to, and shall be responsible for all expenses arising out of, the operation of the California Station after the Effective Time. Overlapping items of income and expense shall be prorated as of the Effective Time.

               3.3.3     DEFINITION OF BUYER AND SELLER.
                    (a) For purposes of Section 3.3.3 - 3.3.6, only, Buyer means (i) Chancellor with respect to the California Station and (ii) ARS with respect to the Florida Stations.

                    (b) For purposes of Section 3.3.3 - 3.3.6, only, Seller means (i) ARS with respect to the California Station and (ii) Chancellor with respect to the Florida Stations.

               3.3.4 ITEMS SUBJECT TO ADJUSTMENT. Items subject to adjustment pursuant to Sections 3.3.1 and 3.3.2 include, but are not limited to, expenses for goods and services received both before and after the Effective Time, utilities charges, ad valorem, real estate, property and other taxes (other than income taxes, which shall be Seller's sole responsibility for all taxable periods ending prior to and including the Closing Date, and those taxes arising from the sale and transfer of any of the Florida Stations' or the California Station's assets, which shall be paid as set forth in Section 21.2), income and expenses under the various assumed contracts (other than Trade Agreements), prepaid expenses, music and other license fees (including any retroactive adjustments thereof), wages, salaries, and other employee benefit expenses (whether such wages, salaries or benefits are current or deferred expenses) (including, without limitation, liabilities accrued up to the Effective Time for bonuses, commissions, vacation pay, payroll taxes, workers' compensation and social security taxes) and rents and similar prepaid and deferred items.

               3.3.5 AD VALOREM OF REAL ESTATE TAXES. Ad valorem and other real estate taxes shall be apportioned on the basis of the taxes assessed for the most recently-completed calendar year, with a reapportionment as promptly as practicable after the tax rates and real property valuations for the calendar year in which the Closing occurs can be ascertained. In addition, Buyers shall be entitled to a credit in this proration process for the amount of any taxes (or other governmental charges) that are due and payable by Sellers, but are being contested in good faith in appropriate proceedings and are secured by Liens on the California Station's or Florida Stations' Assets that have not been removed as of or before the Closing (but once such amounts are finally determined, Buyers shall use such credit to remove such liens and return to Sellers the excess of (i) the amount of such credit MINUS (ii) the amount of such taxes or other governmental charges as finally determined, or Sellers shall pay to Buyers the deficiency, as appropriate).

               3.3.6 DISPUTE PROCEDURE FOR ALLOCATIONS. Allocation and proration of the items set forth in Subsection 3.3.4 above shall be made by Buyers and a statement thereof given to Sellers within thirty (30) days after the Closing Date. Sellers shall give written notice of any objection thereto within twenty (20) business days after delivery of such statement, detailing the reason for such objection and stating the amount of the proposed final allocation and proration. if a timely objection is made and the parties cannot reach agreement within thirty (30) days after receipt of the objection as to the amount of the final allocation and proration, the matter shall be referred to Arthur Andersen, L.L.P. (the "Independent Auditor") to resolve the matter, whose decision will be final and binding on the parties, and whose fees and expenses shall be borne by Buyers and Sellers in accordance with the following: each party shall pay an amount equal to the sum of all fees and expenses of the Independent Auditor on a proportional basis taking into account the amount of the net allocation and proration proposed by each of Buyers and Sellers and the amount of the final allocation and proration determined by the Independent Auditor (for example, if Buyers proposed a payment of $10 to Sellers, Sellers proposed a payment of $100, and the Independent Auditor proposed a payment of $30, Buyers would pay 20/90ths of the Independent Auditor's fees and Sellers would pay 70/90ths of those fees based on the $90 in dispute between the parties).

          3.4 ALLOCATION OF CONSIDERATION. The value of the consideration (including cash) that each party is exchanging under this Exchange Agreement is Forty Million Dollars ($40,000,000). Seven Million Dollars ($7,000,000) of the consideration exchanged shall be allocated to the California Assets. The allocation of consideration among each item included in the California Assets and the Florida Assets shall be made by Broadcast Investment Analysts, Inc. on the basis of its independent appraisal of the California Assets and the Florida Assets. This independent appraisal shall be paid for equally by the parties and shall be considered binding by the parties. The parties shall use such appraisal for all purposes, including for purposes of the federal and state income tax returns.

               3.4.1 CALIFORNIA STATION'S BARTER AND TRADE. If the value of trade, barter and similar arrangements for the sale of advertising time for other than cash that are assumed by

Chancellor under this Agreement is $50,000 (or more) greater than the value of the consideration to be received by Chancellor on or after the California LMA Commencement Date with respect to the California Station, ARS shall pay Chancellor the excess (other than the first $50,000) within 30 days after the California LMA Commencement Date.

               3.4.2 FLORIDA STATIONS' BARTER AND TRADE. If the value of trade, barter and similar arrangements for the sale of advertising time for other than cash that are assumed by ARS under this Agreement is $150,000 (or more) greater than the value of the consideration to be received by ARS on or after the Florida LMA Commencement Date with respect to the Florida Stations, Chancellor shall pay ARS the excess (other than the first $150,000) within 30 days after the Florida LMA Commencement Date.


SECTION 4.     ASSUMPTION OF OBLIGATIONS

          4.1 CALIFORNIA ASSUMED LIABILITIES. Subject to the provisions of this Section 4, and subject to the California Station LMA as set forth in
Section 7.1, hereof, Chancellor shall assume the obligations of ARS arising or to be performed under such of the California Contracts as are listed in Schedule
4.1 hereto (the "California Assumed Liabilities"). In addition, Chancellor shall assume ARS's post-closing obligations under Section 8 of the California Agreement; however, such obligations shall be limited to providing assistance to ARS and the selling party, and Chancellor shall have no obligation to provide any payments which ARS may be obligated to make under the California Agreement.

          4.2 CALIFORNIA RETAINED LIABILITIES. Notwithstanding anything contained in this Agreement to the contrary, Chancellor expressly does not, and shall not, assume or agree to pay, satisfy, discharge or perform and will not be deemed by virtue of the execution and delivery of this Agreement to have assumed or to have agreed to pay, satisfy, discharge or perform, any liabilities, obligations or commitments of ARS of any nature whatsoever whether accrued, absolute, contingent or otherwise and whether or not disclosed to Chancellor, other than the California Assumed Liabilities. All of such liabilities and obligations shall be referred to herein collectively as the "California Retained Liabilities".

          4.3  FLORIDA ASSUMED LIABILITIES.  Subject to the provisions of this
Section 4, ARS shall assume the obligations of Chancellor arising or to be performed on or after the Closing Date under such of the Florida Contracts as are listed in Schedule 4.3 hereto (the "Florida Assumed Liabilities"). In addition, ARS shall assume Chancellor's post-closing obligations under Article 11 of the Florida Agreement, however, such obligations shall be limited to providing assistance to Chancellor and the selling party, and ARS shall have no obligation to provide any payments which Chancellor may be obligated to make under the Florida Agreement.

          4.4 FLORIDA RETAINED LIABILITIES. Notwithstanding anything contained in this Agreement to the contrary, ARS expressly does not, and shall not, assume or agree to pay, satisfy, discharge or perform and will not be deemed by virtue of the execution and delivery of this Agreement to have assumed or to have agreed to pay, satisfy, discharge or perform, any liabilities, obligations or commitments of Chancellor of any nature whatsoever whether accrued, absolute, contingent or otherwise and whether or not disclosed to ARS, other than the Florida Assumed Liabilities. All such liabilities and obligations shall be referred to herein collectively as the "Florida Retained Liabilities".

SECTION 5.   ESCROW DEPOSITS

          5.1 CALIFORNIA ESCROW. Upon execution of this Agreement, Chancellor shall deposit Three Hundred Fifty Thousand Dollars ($350,000) (the "California Cash Deposit") or an original, irrevocable letter of credit, which should be in a form reasonably satisfactory to ARS, issued by Banker's Trust Company for a sum equal to the California Cash Deposit, with Star Media Group to be held pursuant to the terms of the California Escrow Agreement appended hereto as
Exhibit 5.1. The California Deposit plus accrued interest shall be returned to Chancellor at Closing. Further, if this Agreement terminates for any reason other than a material breach of the Agreement by Chancellor, the California Deposit plus accrued interest shall be returned to Chancellor.

          5.2 FLORIDA ESCROW. Upon Execution of this Agreement, ARS shall deposit Two Million Dollars ($2,000,000) (the "Florida Cash Deposit") or an original, irrevocable letter of credit, which should be in a form reasonably satisfactory to Chancellor, issued by Bank of New York for a sum equal to the Florida Cash Deposit with Star Media Group to be held pursuant to the terms of the Florida Escrow Agreement appended hereto as Exhibit 4.2. The Florida Deposit plus accrued interest shall be paid to Chancellor at Closing and credited against the cash payment required under Section 2.5 of this Agreement. If this Agreement terminates for any reason other than a material breach of the Agreement by ARS, the Florida Deposit plus accrued interest shall be returned to ARS.

SECTION 6.   GOVERNMENT CONSENTS

          6.1 FCC CONSENT. The closing on the purchase and sale of the California Assets and the Florida Assets is subject to and conditioned upon (a) the parties obtaining the prior consent of the FCC to the transaction contemplated in this Agreement ("FCC Consent") and (b) the FCC action granting its consent becoming a "Final Order," IN ESSENCE, an action unappealable by virtue of (x) the expiration of the period within which a timely request for appeal, review or reconsideration could be filed and (y) the expiration of the period within which the FCC or a Court could review the action on its own motion, such periods having expired without the filing of any request for appeal, review or reconsideration and without the review of the action on the FCC's or Court's own motion.

          6.2 FCC APPLICATIONS. Within 10 days after the execution of this Agreement or such earlier time as shall be agreed to by all of the parties hereto, Chancellor and ARS shall file the applications with the FCC for FCC Consent ("FCC Applications") to assign the California Station License to Chancellor and the Florida Stations Licenses to ARS. Chancellor and ARS shall prosecute the FCC Applications with all reasonable diligence and otherwise use their best efforts to obtain the FCC Consents as expeditiously as practicable (but neither Chancellor nor ARS shall have any obligation to satisfy complainants or the FCC by taking any steps which would have a material adverse effect upon Chancellor or ARS, or upon any of their Affiliates). If the FCC Consents imposes any condition on Chancellor or ARS such party shall use its reasonable efforts to comply with such condition; provided, however, that neither Chancellor nor ARS shall be required hereunder to comply with any condition that would have a material adverse effect upon it or any of its Affiliates. If reconsideration of judicial review is sought with respect to the FCC Consents, the party affected shall vigorously oppose such efforts for reconsideration or judicial review; provided, however, that nothing herein shall be construed to limit either party's right to terminate this Agreement pursuant to Section 20 hereof.

          6.3 FILINGS. As promptly as practicable after the execution of this Agreement, Chancellor and ARS shall use their reasonable efforts to obtain, and to cooperate with each other in obtaining, all authorizations, consents, orders and approvals of any governmental authority that may be or become necessary in connection with the consummation of the transactions contemplated by this Agreement, and to take all reasonable actions to avoid the entry of any order or decree by any governmental authority prohibiting the consummation of the transactions contemplated hereby. These efforts shall include, without limitation, filing any reports or notifications that may be required to be filed by Chancellor and ARS under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") with the Federal Trade Commission and the Antitrust Division of the Department of Justice. Each party shall furnish to one another all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by the other.


SECTION 7.     LOCAL MARKETING AGREEMENTS

          7.1 CALIFORNIA LOCAL MARKETING AGREEMENT. On or before August 1, 1996, the parties shall enter into a California Local Marketing Agreement (the "California Station LMA") substantially in the form of the LMA appended hereto as Exhibit 7.1.

          7.2 FLORIDA LOCAL MARKETING AGREEMENT. On or before August 1, 1996, the parties shall enter into a Florida Local Marketing Agreement (the "Florida Stations LMA") substantially in the form of the LMA appended hereto as Exhibit 7.2. To the extent that Omni is required to be a party to the Florida Stations LMA to effectuate its purposes, Chancellor shall use its commercially reasonable efforts to obtain Omni's execution and performance of the Florida Stations LMA and to assign or provide on terms reasonably satisfactory to ARS, as soon as practicable after the execution of the Agreement, but no sooner than August 1, 1996, the rights of

Chancellor under the Local Marketing Agreement, if executed, currently being negotiated by Chancellor and Omni with respect to the Florida Stations. ARS shall not have any claim or right, including, without limitation, any right to terminate this Agreement or any claim for damages, to the extent that ARS's operation of the Florida Stations under or in accordance with the Florida Stations LMA (i) causes any representation or warranty of Chancellor to be rendered inaccurate or (ii) conflicts with any covenant to be complied with by Chancellor on or prior to the Closing Date.


SECTION 8.     COLLECTION OF ACCOUNTS RECEIVABLE

          8.1  CALIFORNIA ACCOUNTS RECEIVABLE.

               (a) Within five (5) days after the commencement of the California Station LMA, ARS shall deliver to Chancellor a full and detailed list of the accounts receivable relating to the California Station and its operations prior to the Commencement Date ("California Accounts Receivable"), designating with respect to each account receivable any portion thereof attributable to services to be rendered by Chancellor after the Commencement Date. The California Accounts Receivable shall not be purchased by Chancellor and Chancellor agrees, however, that for a period of 90 days following the Commencement Date (the "Collection Period"), it shall act as ARS's agent for purposes of the collection of the California Accounts Receivable and shall use reasonable efforts to collect the California Accounts Receivable for the benefit of the ARS. Chancellor shall remit to the ARS all amounts collected by the Chancellor for the ARS's benefit fifteen
days after the conclusion of the 90 day collection period.   The collection
responsibilities imposed on Chancellor hereunder shall not require the institution of suit or referral to a collection or similar agency, or the institution of any proceeding against an account debtor under any bankruptcy, insolvency, or similar law affecting the rights of creditors generally. Any of the California Accounts Receivable which shall remain uncollected by Chancellor at the conclusion of the Collection Period shall remain ARS's assets and Chancellor's obligations under this Section 8.1 shall terminate. Chancellor shall have no liability to ARS for the uncollectability of any of the California Accounts Receivable.

               (b) Chancellor agrees that it may not settle, discount payment of, extend the terms of, or otherwise compromise any of the California Accounts Receivable, except as consented to in writing by ARS. If at the Commencement Date or at any time during the Collection Period an account debtor is in bankruptcy, reorganization or similar proceeding, ARS will assume the full collection responsibility as to such account and such account will no longer be deemed a California Account Receivable for purposes of this Agreement. Following the Commencement Date, Chancellor will give prompt notice to ARS of any such bankruptcy, reorganization or other proceeding affecting any debtor of the California Accounts Receivable after receiving notice thereof.

               (c) During the Collection Period, any and all amounts paid to Chancellor by an account debtor with respect to an account receivable shall be applied first to payment of the California Account Receivable, unless the account debtor disputes such California Account Receivable, appropriately documents such dispute in writing, and prompt notice (including all written documentation) of such dispute is given by Chancellor to ARS. After the end of the Collection Period, Chancellor shall forward to ARS all payments received that are reasonably identifiable (by invoice number, date of service or other unambiguous reference) with the California Accounts Receivable, within twenty (20) days of receipt.

               (d) Chancellor does not guarantee the collection of the whole or any part of the California Accounts Receivable.


          8.2  FLORIDA ACCOUNTS RECEIVABLE.

               (a) Within five (5) days of the Commencement of the Florida Stations LMA, Chancellor shall deliver to ARS a full and detailed list of the accounts receivable relating to the Florida Stations and its operations prior to the Commencement Date ("Florida Accounts Receivable"), designating with respect to each account receivable any portion thereof attributable to services to be rendered by ARS after the Commencement Date. The Florida Accounts Receivable shall not be purchased by ARS and ARS agrees, however, that for a period of 90 days following the Commencement Date (the "Collection Period"), it shall act as Chancellor's agent for purposes of the collection of the Florida Accounts Receivable and shall use reasonable efforts to collect the Florida Accounts Receivable for the benefit of the Chancellor. ARS shall remit to Chancellor all amounts collected by ARS for Chancellor's benefit fifteen days after the conclusion of the 90 day Collection Period. The collection responsibilities imposed on ARS hereunder shall not require the institution of suit or referral to a collection or similar agency, or the institution of any proceeding against an account debtor under any bankruptcy, insolvency, or similar law affecting the rights of creditors generally. Any of the Florida Accounts Receivable which shall remain uncollected by ARS at the conclusion of the Collection Period shall remain Chancellor's assets and ARS's obligations under this Section 8.2 shall terminate. ARS shall have no liability to Chancellor for the uncollectability of any of the Florida Accounts Receivable.

               (b) ARS agrees that it may not settle, discount payment of, extend the terms of, or otherwise compromise any of the Florida Accounts Receivable, except as consented to in writing by Chancellor. If at the Commencement Date or at any time during the Collection Period an account debtor is in bankruptcy, reorganization or similar proceeding, Chancellor will assume the full collection responsibility as to such account and such account will no longer be deemed a Florida Account Receivable for purposes of this Agreement. Following the Commencement Date, ARS will give prompt notice to Chancellor of any such bankruptcy, reorganization or other proceeding affecting any debtor of the Florida Accounts Receivable after receiving notice thereof.

               (c) During the Collection Period, any and all amounts paid to ARS by an account debtor with respect to an account receivable shall be applied first payment to the Florida Accounts Receivable, unless the account debtor disputes such Florida Account Receivable, appropriately documents such dispute in writing, and prompt notice (including all written documentation) of such dispute is given by ARS to Chancellor. After the end of the Collection Period, ARS shall forward to Chancellor all payments received that are reasonably identifiable (by invoice number, date of service or other unambiguous reference) with the Florida Accounts Receivable, within twenty (20) days.

               (d) ARS does not guarantee the collection of the whole or any part of the Florida Accounts Receivable.


SECTION 9.     THIRD PARTY CONSENTS

          9.1 CALIFORNIA CONSENTS. ARS shall use its reasonable best efforts to obtain all third party consents necessary for the conveyance of the California Assets to Chancellor without the imposition of any conditions that would be adverse to Chancellor.

          9.2 FLORIDA CONSENTS. Chancellor shall use its reasonable best efforts to obtain all third party consents necessary for the conveyance of the Florida Assets to ARS without the imposition of any conditions that would be adverse to ARS.

          9.3  FAILURE TO OBTAIN CONSENTS.

               (a) If Chancellor fails to obtain any of the Consents referenced in Section 9.2, Chancellor shall use its reasonable best efforts
(i) to provide ARS the financial and business benefits ARS would have enjoyed had the consent been given and (ii), upon the request of ARS, to enforce in its name for the account of ARS any rights that would otherwise have been available to ARS had the consent been granted.

               (b) If ARS fails to obtain any of the Consents referenced in Section 9.2, ARS shall use its reasonable best efforts (i) to provide Chancellor the financial and business benefits Chancellor would have enjoyed had the consent been given and (ii), upon the request of Chancellor, to enforce in its name for the account of Chancellor any rights that would otherwise have been available to Chancellor had the consent been granted.


SECTION 10.    REPRESENTATIONS AND WARRANTIES OF CHANCELLOR

          10.1 ORGANIZATION AND STANDING. Chancellor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to conduct business in the States of Florida and California.

          10.2 AUTHORIZATION AND BINDING OBLIGATION. Chancellor has all necessary corporate power and authority to enter into and perform this Agreement and the transactions contemplated hereby. Chancellor's execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on behalf of Chancellor and this Agreement constitutes a valid and binding obligation of Chancellor, enforceable in accordance with its terms.

          10.3 QUALIFICATION. To Chancellor's knowledge, there is no fact, allegation, condition, or circumstance that could reasonably be expected to prevent the prompt grant of the FCC Consent. Chancellor knows of no fact that would, under the Communications Act of 1934, as amended, or the rules, regulations and policies of the FCC, disqualify Chancellor from becoming the licensee of either the Florida Stations or the California Station. There are no proceedings, complaints, notices of forfeiture, claims, or investigations pending or, to the knowledge of Chancellor threatened against any or in respect of any of the broadcast stations licensed to Chancellor or its affiliates that would materially impair the qualifications of Chancellor to become a licensee of the Florida Stations or the California Station or that would delay the FCC's processing of the FCC Applications.

          10.4 ABSENCE OF CONFLICTING AGREEMENTS OR REQUIRED CONSENTS.
Except as set forth in Schedule 10.4 hereof, the execution, delivery and performance of this Agreement by Chancellor: (a) do not violate or conflict with any of the terms, conditions or provisions of the Certificate of Incorporation or By-Laws of Chancellor; (b) do not require the consent of any third party not affiliated with Chancellor; (c) will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which Chancellor is a party; and (d) will not either alone or with the giving of notice or the passage of time, violate the terms, conditions or provisions of, or constitute a default under, any agreement, instrument, license or permit to which Chancellor is now subject.

          10.5 LITIGATION:  COMPLIANCE WITH LAW.  Except as disclosed in
Schedule 10.5, there is no litigation, administrative action, arbitration or other proceeding, or petition, complaint or investigation before any court or governmental body, pending against Chancellor that would adversely affect Chancellor's ability to perform its obligations pursuant to this Agreement or the agreements to be executed by Chancellor in connection herewith. Chancellor has committed no violation of any applicable law, regulation or ordinance or any other requirement of any governmental body or court which would have a material adverse effect on Chancellor or its ability to perform their respective obligations pursuant to this Agreement or the agreements to be executed in connection herewith.

          10.6 BROKER/FINDER FEES. Star Media Group is the sole and exclusive broker in this transaction. Chancellor has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders fees or agents' commissions or other like payment in connection with this Agreement or the transactions contemplated hereby for which ARS has any liability.

Chancellor is solely responsible for Star Media Group's fee.

          10.7 REPRESENTATIONS AND WARRANTIES AS TO THE FLORIDA STATIONS. Chancellor previously has delivered to ARS true, correct and complete copies of the executed Florida Agreement together will all disclosure schedules, exhibits, and annexes thereto. With respect to the Florida Stations, Chancellor to the best of its knowledge, hereby makes (as of the date or dates on which those representations and warranties were made to Chancellor by Omni) to ARS each and every of the representations and warranties of Omni each of which is incorporated herein by reference as though contained herein. Chancellor makes no additional representations or warranties with respect to the Florida Stations.


SECTION 11.    REPRESENTATION AND WARRANTIES OF ARS

          11.1 ORGANIZATION AND STANDING. ARS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to conduct business in the States of Florida and California.

          11.2 AUTHORIZATION AND BINDING OBLIGATION. ARS has all necessary corporate power and authority to enter into and perform this Agreement and the transactions contemplated hereby. ARS's execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on behalf of ARS and this Agreement constitutes a valid and binding obligation of ARS, enforceable in accordance with its terms.

          11.3 QUALIFICATION. To ARS's knowledge, there is no fact, allegation, condition, or circumstance that could reasonably be expected to prevent the prompt grant of the FCC Consent. ARS knows of no fact that would, under the Communications act of 1934, as amended, or the rules, regulations and policies of the FCC, disqualify ARS from becoming the licensee of the Florida Stations. There are no proceedings, complaints, notices of forfeiture, claims, or investigations pending or, to the knowledge of ARS threatened against any or in respect of any of the broadcast stations licensed to ARS or its affiliates that would materially impair the qualifications of ARS to become a licensee of the Florida Stations or remain the licensee of the California Station or that would delay the FCC's processing of the FCC Applications.

          11.4 ABSENCE OF CONFLICTING AGREEMENTS OR REQUIRED CONSENTS.
Except as set forth in Schedule 11.4 hereof, the execution, delivery and performance of this Agreement by ARS: (a) do not violate or conflict with any of the terms, conditions or provisions of the Certificate of Incorporation or By-Laws of ARS; (b) do not require the consent of any third party not affiliated with ARS; (c) will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which ARS is a party; and (d) will not either alone or with the giving of notice or the passage of time, violate the terms, conditions or provisions of, or constitute a default under, any agreement, instrument, license or permit to which ARS is now subject.

          11.5 LITIGATION:  COMPLIANCE WITH LAW.  Except as disclosed in
Schedule 11.5, there is no litigation, administrative action, arbitration or other proceeding, or petition, complaint or investigation before any court or governmental body, pending against ARS that would adversely affect ARS's ability to perform its obligations pursuant to this Agreement or the agreements to be executed by ARS in connection herewith. ARS has committed no violation of any applicable law, regulation or ordinance or any other requirement of any governmental body or court which would have a material adverse effect on ARS or its ability to perform its obligations pursuant to this Agreement or the agreements to be executed in connection herewith.

          11.6 BROKER/FINDER FEES. Star Media Group is the sole and exclusive broker in this transaction. ARS has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders fees or agents' commissions or other like payment in connection with this Agreement or the transactions contemplated hereby for which Chancellor has any liability. Chancellor is solely responsible for Star Media Group's fee.

          11.7 REPRESENTATIONS AND WARRANTIES AS TO THE CALIFORNIA STATION. ARS previously has delivered to Chancellor true, correct and complete copies of the executed California Agreement together will all disclosure schedules, exhibits, and annexes thereto. With respect to the California Station, ARS to the best of its knowledge, hereby makes to Chancellor each and every of the representations and warranties contained in the California Agreement, each of which is incorporated herein by reference as though contained herein. In addition, ARS makes each and every of the representations and warranties contained in the California Agreement to Chancellor for the period after the FBC Closing when ARS acquired the California Station and the Closing Date hereunder, subject to the California Station LMA.


SECTION 12.    COVENANTS OF CHANCELLOR

               12.1 CONDUCT OF STATION:

               12.1.1 Chancellor covenants and agrees with ARS that between the date hereof and the Florida Stations LMA Commencement Date (except as otherwise noted below), Chancellor with respect to the Florida Stations (to the extent that it is programming the Florida Stations pursuant to a local marketing agreement with Omni and is authorized under that said local marketing agreement to do so) shall:

                         (i)       use commercially reasonable  efforts to
maintain the Florida Stations present business organization, keep available the services of the Florida Stations' employees and independent contractors, preserve the Florida Stations' relationships with the Florida Stations' customers and others having business relationships with the Florida Stations, and refrain from materially and adversely changing any of the Florida Stations' business policies including but not limited to advertising (including substantially the same amount of cash expenditure), marketing, pricing, purchasing, personnel, sales, and budget policies);

                         (ii)      maintain the Florida Stations' books of
account and records in the usual and ordinary manner and in accordance with generally accepted accounting principles;

                         (iii)     operate the Florida Stations in the usual
and ordinary course of business in accordance with past practice and conduct the Florida Stations' business in all material respects in compliance with the terms of the Florida Licenses and all applicable laws, rules, and regulations, including, without limitation, the applicable rules and regulations of the FCC through the Closing Date;

                         (iv)      use, repair, and, if necessary, replace
any of WEAT (AM)/(FM)'s, and WOLL (FM)'s studios and the Florida Stations' transmission assets in a reasonable manner consistent with historical practice and maintain its assets in substantially their current condition, ordinary wear and tear excepted;

                         (v)       maintain appropriate insurance for the
Florida Stations through the Closing Date;

                         (vi)      not incur any debts or obligations to be
performed by ARS pursuant to the Florida Agreement that exceeds Ten-thousand Dollars ($10,000) individually or Twenty-five Thousand Dollars ($25,000) in the aggregate through the Closing Date;

                         (vii)     not lease, mortgage, pledge, or subject to
a lien, claim, or encumbrance (other than Permitted Liens ) any of the Florida Assets or sell or transfer any of the Florida Assets without replacing such Florida Assets with an asset of substantially the same value and utility;

                         (viii)    without the prior consent of ARS, which
consent shall not be unreasonably withheld or delayed, (x) not modify or extend any Florida Stations' Contracts or (y) enter into any new Florida Stations' Contract the payments under which exceeds Ten-thousand Dollars ($10,000) individually or Twenty-five Thousand Dollars ($25,000) in the aggregate through the Commencement Date;

                         (ix)      not make or grant any general wage or
salary increase or generally materially modify the Florida Stations' employees' terms and conditions of employment;

                         (x)       not make any change in the Florida
Stations' accounting principles, methods, or practices followed by it or depreciation or amortization policies or rates;

                         (xi)      not make any loans or make any dividends
or distributions other than of Excluded Assets of the Florida Stations;

                         (xii)     other than in the ordinary course of
business, not cancel or compromise any debt or claim, or waive or release any right, of material value;

                         (xiii)    enforce, in its own name and for the
benefit of ARS, all representations, warranties and covenants of Omni under the Florida Agreement insofar as such representations, warranties and covenants affect or relate to the Florida Assets. The quantity, identity, character, quality of and title to the Florida Assets conveyed by Chancellor to ARS hereunder shall be substantially the same as the quantity, identity, character and quality of and title to the assets of the Florida Stations received by Chancellor from Omni pursuant to the Florida Agreement.

               12.1.2 For purposes of compliance with Section 12.1, any violation of the above-referenced covenants resulting in liabilities to ARS, in the aggregate, less than the Indemnification Basket as defined in Section
19.3 below, shall not be deemed material. Such liabilities shall nevertheless constitute Damages for purposes of the indemnification agreement contained in the Section 19 hereof.

          12.2 Chancellor shall give or cause the Florida Stations to (i) give ARS and ARS's counsel, accountants, engineers and other representatives, including environmental consultants, reasonable access during normal business hours to all of Chancellor's properties, books, Contracts, Trade Agreements, reports and records including financial information and tax returns relating to the Florida Stations, and to all real estate, buildings and equipment relating to the Florida Stations, in order that ARS may have full opportunity to make such investigation at the sole expense of ARS, including but not limited to, environmental assessments, as it desires of the affairs of the Florida Stations and (ii) furnish ARS with information, and copies of all documents and agreements including but not limited to financial and operating data and other information concerning the financial condition, results of operations and business of the Florida Stations, that ARS may reasonably request. The rights of ARS under this Section shall not be exercised in such a manner as to interfere unreasonably with the business of the Florida Stations.

          12.3 NO INCONSISTENT ACTION. Chancellor shall not take any action that is materially inconsistent with its obligations under this Agreement.

          12.4 UPDATING OF SCHEDULES. From time to time prior to the Closing, Chancellor will supplement or amend the Schedules delivered in connection herewith with respect to any matter which exists or occurs after the date of this Agreement and which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby. No matter so disclosed shall affect the requirements of Section 16.1, but if the Closing hereunder shall occur, no said matter disclosed pursuant to Section 12.3 shall have the basis for any claims for indemnification hereunder.

          12.5 ENFORCEMENT OF AGREEMENTS. Chancellor shall use its reasonable best efforts to perform and carry out all their respective obligations under, and, if necessary, Chancellor shall seek the specific performance of the transactions contemplated by the Florida Agreement. Chancellor shall use its reasonable best efforts to perform and carry out, and to cause the other parties thereto to perform and carry out, all their respective obligations under the LMA's relating to the Florida Stations.

          12.6 FCC REPORTS.   From the Time of Closing on the Florida
Agreement until the Closing Date hereunder, Chancellor shall file on a current basis until the Closing Date all material reports and documents required to be filed with the FCC with respect to the Florida Stations' Licenses. Copies of each such report and document filed between the date hereof and the Closing Date shall be furnished to ARS promptly after its filing.

          12.7 NOTIFICATION. Chancellor shall promptly notify ARS in writing of (i) any litigation, arbitration or administrative proceeding pending or, to its knowledge, threatened against Chancellor which challenges the transactions contemplated hereby or (ii) the failure of Chancellor, or any employee or agent of Chancellor to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder and (iii) the occurrence of any event that would entitle ARS to terminate this Agreement pursuant to Section 20. No matter so disclosed shall affect the requirements of Section 16.1, but if the Closing hereunder shall occur, no said matter disclosed pursuant to Section
12.3 shall have the basis for any claims for indemnification hereunder.

          12.8 POST-CLOSING ACCESS.     Chancellor, for a period of five (5)
years following the Closing Date, shall make available during normal business hours for audit and inspection by ARS and its representatives, for any reasonable purpose and upon reasonable notice, all records, files, documents and correspondence transferred to it hereunder relating to the pre-closing period. Chancellor shall at no time dispose of or destroy any such records, files, documents and correspondence without giving thirty (30) days prior notice to ARS to permit ARS, at its expense, to examine, duplicate or take possession of and title to such records, files, documents and correspondence. All information, records, files, documents and correspondence made available or disclosed to ARS under this Section 12.7 shall be kept confidential by ARS.

          12.9 Chancellor will use commercially reasonable efforts to obtain all necessary consents, authorizations, or approvals, in each case, required for the consummation of the transactions contemplated by this Agreement.

SECTION 13.    COVENANTS OF ARS

               13.1 CONDUCT OF STATION:

                    13.1.1 ARS covenants and agrees with Chancellor that between the date hereof and the California Station LMA Commencement Date (except as otherwise noted below), ARS with respect to the California Station shall:

                              (i)     use commercially reasonable  efforts to
 maintain the California Station's present business organization, keep available the services of the California Station's employees and independent contractors, preserve the California Station's relationships with the California Station's customers and others having business relationships with the California Station, and refrain from materially and adversely changing any of the California Station's business policies including but not limited to advertising (including substantially the same amount of cash expenditure), marketing, pricing, purchasing, personnel, sales, and budget policies);

                              (ii)    maintain the California Station's books
of account and records in the usual and ordinary manner and in accordance with generally accepted accounting principles;

                              (iii)   operate in the usual and ordinary
course of business in accordance with past practice and conduct the California Station's business in all material respects in compliance with the terms of the California Licenses and all applicable laws, rules, and regulations, including, without limitation, the applicable rules and regulations of the FCC through the Closing Date;

                              (iv)    use, repair, and, if necessary, replace
any California Station studio and transmission assets in a reasonable manner consistent with historical practice and maintain its assets in substantially their current condition, ordinary wear and tear excepted;

                              (v)     maintain appropriate insurance for the
California Station through the Closing Date;

                              (vi)    not incur any debts or obligations to
be performed by Chancellor pursuant to the California Agreement that exceeds Five Thousand Dollars ($5,000) individually or Ten Thousand Dollars ($10,000) in the aggregate through the Closing Date;

                              (vii)   not lease, mortgage, pledge, or subject
to a lien, claim, or encumbrance (other than Permitted Liens ) any of the California Assets or sell or transfer any of the California Assets without replacing such California Assets with an asset of substantially the same value and utility;

                    (viii) without the prior consent of Chancellor, which consent shall not be unreasonably withheld or delayed, (x) not modify or extend any California Station Contracts or (y) enter into any new California Station Contract the payments under which exceeds Five Thousand Dollars ($5,000) individually or Ten Thousand Dollars ($10,000) in the aggregate through the Commencement Date;

                    (ix) not make or grant any general wage or salary increase or generally materially modify the California Station's employees' terms and conditions of employment;

                    (x) not make any change in the California Station's accounting principles, methods, or practices followed by it or depreciation or amortization policies or rates;

                    (xi) not make any loans or make any dividends or distributions other than of Excluded Assets of the California Station;

                    (xii) other than in the ordinary course of business, not cancel or compromise any debt or claim, or waive or release any right, of material value;

                    (xiii) ARS shall enforce, in its own name and for the benefit of Chancellor, all representations, warranties and covenants of FBC under the California Agreement insofar as such representations, warranties and covenants affect or relate to the California Assets. The quantity, identity, character, quality of and title to the California Assets conveyed by ARS to Chancellor hereunder shall be substantially the same as the quantity, identity, character and quality of and title to the assets of the California Station received by ARS from FBC pursuant to the California Agreement.

               13.1.2 For purposes of compliance with Section 13.1, any violation of the above-referenced covenants resulting in liabilities to Chancellor, in the aggregate, less than the Indemnification Basket as defined in Section 19.3 below, shall not be deemed material. Such liabilities shall nevertheless constitute Damages for purposes of the indemnification agreement contained in Section 19 hereof.

          13.2 ARS shall give or cause the California Station to (i) give Chancellor and Chancellor's counsel, accountants, engineers and other representatives, including environmental consultants, reasonable access during normal business hours to all of ARS's properties, books, Contracts, Trade Agreements, reports and records including financial information and tax returns relating to the California Station, and to all real estate, buildings and equipment relating to the California Station, in order that Chancellor may have full opportunity to make such investigation, including but not limited to, environmental assessments, as it desires of the affairs of the California Station and (ii) furnish Chancellor with information, and copies of all documents and agreements including but not limited to financial and operating data and other information concerning the financial condition, results of operations and business of the California Station, that Chancellor may reasonably request. The rights of Chancellor under this Section shall not be exercised in such a manner as to interfere unreasonably with the business of the California Station.

          13.3 NO INCONSISTENT ACTION. ARS shall not take any action that is materially inconsistent with its obligations under this Agreement.

          13.4 UPDATING OF SCHEDULES. From time to time prior to the Closing, ARS will supplement or amend the Schedules delivered in connection herewith with respect to any matter which exists or occurs after the date of this Agreement and which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby. No matter so disclosed shall affect the requirements of Section 16.1, but if the Closing hereunder shall occur, no said matter disclosed pursuant to Section 12.3 shall have the basis for any claims for indemnification hereunder.

          13.5 ENFORCEMENT OF AGREEMENTS. ARS shall use its reasonable best efforts to perform and carry out all their respective obligations under, the FBC Agreement. ARS shall use its reasonable best efforts to perform and carry out, and to cause the other parties thereto to perform and carry out, all their respective obligations under the LMA's relating to the California Station.

          13.6 FCC REPORTS.   From the Time of Closing on the California Station
until the Closing Date hereunder, ARS shall file on a current basis until the Closing Date all material reports and documents required to be filed with the FCC with respect to the California Station Licenses. Copies of each such report and document filed between the date hereof and the Closing Date shall be furnished to Chancellor promptly after its filing.

          13.7 NOTIFICATION.  ARS shall promptly notify Chancellor in writing of
(i) any litigation, arbitration or administrative proceeding pending or, to its knowledge, threatened against ARS which challenges the transactions contemplated hereby or (ii) the failure of ARS, or any employee or agent of ARS to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder and (iii) the occurrence of any event that would entitle Chancellor to terminate this Agreement pursuant to Section 20. No matter so disclosed shall affect the requirements of Section 16.1, but if the Closing hereunder shall occur, no said matter disclosed pursuant to Section 12.3 shall have the basis for any claims for indemnification hereunder.

          13.8 POST-CLOSING ACCESS. ARS, for a period of five (5) years following the Closing Date, shall make available during normal business hours for audit and inspection by Chancellor and its representatives, for any reasonable purpose and upon reasonable notice, all records, files, documents and correspondence transferred to it hereunder relating to the pre-
closing period. ARS shall at no time dispose of or destroy any such records, files, documents and correspondence without giving thirty (30) days prior notice to Chancellor to permit Chancellor, at its expense, to examine, duplicate or take possession of and title to such records, files, documents
and correspondence.    All information, records, files, documents and
correspondence made available or disclosed under this Section 13.8 shall be kept confidential.

          13.9 ARS will use commercially reasonable efforts to obtain all necessary consents, authorizations, or approvals, in each case, required for the consummation of the transactions contemplated by this Agreement.


SECTION 14.    JOINT COVENANTS

     Chancellor and ARS covenant and agree that they shall act in accordance with the following:

          14.1 CONFIDENTIALITY.    Each of Chancellor and ARS shall each keep
confidential all information obtained by it with respect to the other parties hereto in connection with this Agreement and the negotiations preceding this Agreement, and will use such information solely in connection with the transactions contemplated by this Agreement, and if the transactions contemplated hereby are not consummated for any reason, each shall return to the other party hereto, without retaining a copy thereof, any schedules, documents or other written information obtained from such other party in connection with this Agreement and the transactions contemplated hereby except to the extent required or useful in connection with any claim made with respect to the transactions contemplated by this Agreement or the negotiation thereof. Notwithstanding the foregoing, no party shall be required to keep confidential or return any information which (i) is known or available through other lawful sources, not bound by a confidentiality agreement with the disclosing party, or
(ii) is or becomes publicly known through no fault of the receiving party or its agents, or (iii) is required to be disclosed pursuant to an order or request of a judicial or government authority (provided the non-disclosing party is given reasonable prior notice such that it may seek, at its expense, confidential treatment of the information to be disclosed), (iv) is developed by the receiving party independently of the disclosure by the disclosing party, (v) is required to be disclosed under applicable law or rule, as determined by counsel for the receiving party or (vi) is required to be disclosed in connection with any sale, in whole or in party of the assets, stock or business of Chancellor or Chancellor Broadcasting Company or ARS, respectively, provided the recipient of said information has executed a confidentiality agreement for such a transaction.

          14.2 COOPERATION.   Chancellor  and ARS shall cooperate fully with one
another in taking any actions, including actions to obtain the required consent of any governmental instrumentality or any third party necessary or helpful to accomplish the transactions contemplated by this Agreement; provided, however, that no party shall be required to take any action which would have a material adverse effect upon it.

          14.3 CONTROL OF STATIONS.     Prior to Closing, Chancellor shall not,
directly or indirectly, control or direct the operations of the California Station, and ARS shall not, directly or indirectly, control or direct the operations of the Florida Stations. Such operations, including complete control over the Florida Stations' or the California Station's programming, employees and policies, shall be the sole responsibility of current licensees.

          14.4 BULK SALES LAWS.    Chancellor hereby waives compliance by ARS
and ARS hereby waives compliance by Chancellor with the provisions of the "bulk sales" or similar laws of any state. ARS agrees to indemnify Chancellor and Chancellor agrees to indemnify ARS and each party agrees to hold the other harmless from any and all loss, cost, damage and expense (including but not limited to, reasonable attorney's fees) sustained by one party as a result of any failure of the other party to comply with any "bulk sales" or similar laws.

          14.5 PUBLIC ANNOUNCEMENTS.    Neither Chancellor nor ARS shall issue
any press release or make any disclosure with respect to the transaction contemplated by this Agreement without the prior written approval of the other party, except as may be required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations.

          14.6 HART-SCOTT-RODINO. ARS and Chancellor shall submit to the United States Department of Justice and the United States Federal Trade Commission not later than 15 business days after the date of this Agreement all of the forms and information applicable to this transaction required under the Hart-Scott-Rodino Act (the "HSR Act") and will use commercially reasonable efforts to respond promptly to any request by them for additional information.

          14.7 EMPLOYEE MATTERS.   Each party hereby consents to the other
making such offers of employment relating to the Florida Stations and the California Station subject to the effectiveness of the LMAs between the parties of even date herewith. ARS shall be responsible for all obligations or liabilities to those employees not offered employment by Chancellor, and Chancellor shall have no obligations with respect to the employees (herein referred to as "Retained Employees"). Chancellor shall be responsible for all obligations or liabilities to those employees not offered employment by ARS, and ARS shall have no obligations with respect to the Retained Employees.


SECTION 15.    CONDITIONS OF CLOSING BY CHANCELLOR

     The obligations of Chancellor hereunder are, at its option, subject to satisfaction, at or prior to the Closing Date, of all of the following conditions:

          15.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties of ARS made in this Agreement or in any Exhibit, Schedule or document delivered pursuant hereto, shall be true and complete in all material respects as of the date hereof and on and as of the Closing Date as if made on and as of that date, except for changes expressly permitted or contemplated by the terms of this Agreement and except those given as of a specified date.

          15.2 COMPLIANCE WITH AGREEMENT. All of the terms, covenants and conditions to be complied with and performed by ARS on or prior to the Closing Date shall have been complied with or performed in all material respects.

          15.3 THIRD PARTY CONSENTS AND APPROVALS; ESTOPPEL CERTIFICATES. ARS has obtained all material third-party consents and approvals, if any, required for the transfer or continuance, as the case may be, of the Contracts on
Schedule 2.4.4 (and contracts that would have been on Schedule 2.4.4 had they been in existence on the date of this Agreement) and, if requested by Chancellor prior to 45 days of the date of the Closing, such third parties have provided estoppel certificates, non-disturbance agreements, and/or written clarifications of the rights of Chancellor thereunder, all in form and substance reasonably satisfactory to Chancellor.

          15.4 CLOSING CERTIFICATES. Chancellor shall have received a certificate, dated as of the Closing Date, from ARS, executed by an appropriate officer of ARS to the effect of Sections 15.1 and 15.2.

          15.5 GOVERNMENTAL CONSENTS.

               (a) The FCC Consents shall have been issued by the FCC without any conditions that would otherwise permit Buyers to terminate this Agreement pursuant to Section 20.1(e), below, and each such FCC consent shall have become a Final Order (as defined in Section 6.1).

               (b) All applicable notification and waiting period requirements under the HSR Act shall have been satisfied.

               (c) All other material authorizations, consents, approvals, and clearances of federal, state, or local Governmental Entities required to permit the consummation of the transactions contemplated by this Agreement shall have been obtained.

          15.6 ADVERSE PROCEEDINGS.     No injunction, order, decree or judgment
of any court, agency or other Governmental Entities shall have been rendered against Chancellor or ARS which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

          15.7 CLOSING DOCUMENTS. ARS shall have delivered or caused to be delivered to Chancellor, on the Closing Date, all deeds, bills of sale, endorsements, assignments and other instruments of conveyance and transfer consistent with the terms hereof and otherwise reasonably satisfactory in form and substance to Chancellor, effecting the sale, transfer, assignment and conveyance of the California Station's Assets to Chancellor.

SECTION 16.    CONDITIONS OF CLOSING BY ARS

     The obligations of ARS hereunder are, at its option, subject to satisfaction, at or prior to the Closing Date, of all of the following conditions:

          16.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties of Chancellor made in this Agreement or in any Exhibit, Schedule or document delivered pursuant hereto, shall be true and complete in all material respects as of the date hereof and on and as of the Closing Date as if made on and as of that date, except for changes expressly permitted or contemplated by the terms of this Agreement and except those given as of a specified date.

          16.2 COMPLIANCE WITH AGREEMENT. All the terms, covenants, and conditions to be complied with and performed by Chancellor on or prior to the Closing Date shall have been complied with or performed in all material respects.

          16.3 THIRD PARTY CONSENTS AND APPROVALS; ESTOPPEL CERTIFICATES. Chancellor has obtained all material third-party consents and approvals, if any, required for the transfer or continuance, as the case may be, of the , Contracts on Schedule 2.2.4 (and contracts that would have been on Schedule 2.2.4 had they been in existence on the date of this Agreement) and, if requested by ARS prior to 45 days of the date of the Closing, such third parties have provided estoppel certificates, non-disturbance agreements, and/or written clarifications of the rights of ARS thereunder, all in form and substance reasonably satisfactory to ARS.

          16.4 CLOSING CERTIFICATES. ARS shall have received a certificate, dated as of the Closing Date, from Chancellor, executed by an appropriate officer of Chancellor to the effect of Sections 16.1 and 16.2.

          16.5 GOVERNMENTAL APPROVAL.

               (a) The FCC Consents shall have been issued by the FCC and each shall have become a Final Order (as defined in Section 6.1).

               (b) All applicable notification and waiting period requirements under the HSR Act shall have been satisfied.

               (c) All other material authorizations, consents, approvals, and clearances of federal, state or local Governmental Entities required to permit the consummation of the transactions contemplated by this Agreement shall have been obtained.

          16.6 ADVERSE PROCEEDINGS. No injunction, decree or judgment of any court, agency or other governmental entities shall have been rendered against Chancellor or ARS which would render it unlawful, as of the Closing date, to effect the transactions contemplated by this Agreement in accordance with its terms.

          16.7 CLOSING DOCUMENTS. Chancellor shall have delivered or caused to be delivered to ARS, on the Closing Date, all deeds, bills of sale, endorsements, assignments and other instruments of conveyance and transfer consistent with the terms hereof and otherwise reasonably satisfactory in form and substance to ARS, effecting the sale, transfer, assignment and conveyance of the Florida Station's Assets to ARS.


SECTION 17.    CLOSING

          17.1 TIME AND PLACE. A closing on the exchange and sale of the California assets and the Florida Assets shall take place at 12655 North Central Expressway, Suite 405, Dallas, Texas on the date agreed on by the parties, said date to be within ten days after the latter of (x) all necessary FCC action(s) approving the transactions contemplated herein become Final Orders and (y) the expiration or termination of the waiting period under the H.S.R. Act (the "Closing Date").

          17.2 DELIVERIES BY CHANCELLOR. At closing, Chancellor shall deliver to ARS documents conveying title to the Florida Assets to ARS in substantially the same manner as Chancellor received title to the Florida Assets from Omni, it being the intention of the parties to vest in ARS all of Chancellor's rights, title and interest in the Florida Assets received from Omni such that the Florida Assets conveyed to ARS are substantially the same Florida Assets (in terms of identity, quantity, quality, utility, value, nature of title conveyed, etc.) as the Florida Assets that were conveyed to Chancellor by Omni pursuant to the Florida Agreement. The deliveries from Chancellor to ARS shall include:

               (a) An Assignment of Government Authorizations conveying the Florida Licenses and all other governmental permits, licences and authorizations used in the operation of the Florida Stations.

               (b) A Bill of Sale for all items of personal property included in the Florida Assets.

               (c) Deeds conveying title to all Florida Real Estate owned in fee simple by Chancellor and used in the operation of the Florida Stations.

               (d) Assignments of leases conveying all of Chancellor's right, title and interest in all Florida Real Estate leased by Chancellor.

               (e) All other conveyances, assignments and documents reasonably necessary to vest in ARS title to the Florida Assets as contemplated in this Agreement.

          17.3 DELIVERY BY ARS. At Closing, ARS shall deliver to Chancellor by wire transfer of available funds the cash payment specified in Section 3.2. In addition, ARS shall deliver to Chancellor documents conveying title to the California Assets in substantially the same manner as ARS received title to the California Assets from FBC, it being the intention of the parties to vest in Chancellor all of ARS's rights, title and interest in and to the California Assets received from FBC such that the California Assets conveyed to Chancellor are substantially the same California Assets (in terms of identity, quality, quantity, utility, value, nature of title conveyed, etc.) as the California Assets that were conveyed to ARS by FBC pursuant to the California Agreement. The deliveries from ARS to Chancellor shall include:

               (a) An Assignment of Government Authorizations conveying the California Licenses and all other governmental permits, licences and authorizations used in the operation of the California Station.

               (b) A Bill of Sale for all items of personal property included in the California Assets.

               (c) Deeds conveying title to all Florida Real Estate owned in fee simple by ARS and used in the operation of the California Station.

               (d) Assignments of leases conveying all of ARS's right, title and interest in all Florida Real Estate leased by ARS.

               (e) All other conveyances, assignments and documents reasonably necessary to vest in Chancellor's title to the California Assets as contemplated in this Agreement.

          17.4 If the Closing shall not have occurred before July 1, 1997 because ARS is unable to transfer the California Station's Assets or Chancellor is unable to convey the Florida Station's Assets, the parties shall consummate the sale of all the assets of the California Station or the Florida Stations separately for a cash price of Seven Million Dollars ($7,000,000) and Forty Million Dollars ($40,000,000) respectively.


SECTION 18.    SURVIVAL OF REPRESENTATIONS AND WARRANTIES

          18.1 REPRESENTATIONS AND WARRANTIES OF CHANCELLOR. The representations and warranties made in the Florida Agreement by Omni to Chancellor with respect to the Florida

Assets shall survive for the period specified in the Florida Agreement. Chancellor shall enforce these representations and warranties in its name for the benefit of ARS. No other representations or warranties shall survive Closing.

          18.2 REPRESENTATIONS AND WARRANTIES OF ARS. The representations and warranties made in the California Agreement by FBC to ARS with respect to the California Assets shall survive for the period specified in the California Agreement. ARS shall enforce these representations and warranties in its name for the benefit of Chancellor. No other representations or warranties shall survive closing.


SECTION 19.    INDEMNIFICATION

          19.1 INDEMNIFICATION BY CHANCELLOR.

               (a) Chancellor shall indemnify and hold ARS harmless from all damages, losses, costs, suits, actions, causes of action and liabilities of any nature whatsoever, including costs of suit and attorneys fees, arising out of Chancellor's ownership or operation of the California Station and, the Florida Retained Liabilities and the Chancellor covenants hereunder after the Closing Date.

               (b) Chancellor shall enforce, in its own name and for the benefit of ARS, all indemnification provisions of the Florida Agreement.

          19.2 INDEMNIFICATION BY ARS.

               (a) ARS shall indemnify and hold Chancellor harmless from all damages, losses, costs, suits, actions, causes of action and liabilities of any nature whatsoever, including costs of suit and attorneys fees, arising out of ARS's ownership or operation of the Florida Stations and the California Retained Liabilities and ARS's covenants hereunder.

               (b) ARS shall enforce, in its own name and for the benefit of Chancellor, all indemnification provisions of the California Agreement.



          19.3 LIMITATION ON REIMBURSEMENT.

               (a) Neither Chancellor nor ARS shall be entitled to reimbursement for damages incurred or suffered with respect to its respective claims until and only to the extent that the aggregate damages with respect to its respective claims to which it is otherwise entitled to reimbursement exceeds $________________ (the "Indemnification Basket"). The individual parties shall not be entitled to reimbursement for damages in excess of $_____________ in the aggregate.

               (b) For all purposes of this Agreement, the amount of damages, and the amount reimbursable with respect thereto, shall be reduced to the extent of any insurance proceeds or other third party recovery received with respect to such damages.

          19.4 PROCEDURE FOR INDEMNIFICATION.

               (a) If any claim or proceeding covered by Section 15 to indemnify and hold harmless shall arise, the Party who seeks indemnification (the "Indemnified Party") shall give written notice thereof to the other Party (the "Indemnitor") promptly but in no event more than ten (10) days after the Indemnified Party learns of the existence of such claim or proceeding. Any claim for indemnification hereunder shall be accompanied by evidence demonstrating the Indemnified Party's right or possible right to indemnification, including a copy of all supporting documents relevant thereto. After the Indemnitor acknowledges its obligation to defend against or settle any such claim or proceeding, the Indemnitor shall not be liable to the Indemnified Party under this Section 15 for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that the Indemnified Party shall have the right to employ counsel to represent it if, in the Indemnified Party's sole judgment, it is advisable for the Indemnified Party to be represented by separate counsel, in which event the reasonable fees and expenses of such separate counsel shall be paid by the Indemnified Party. The Parties shall fully cooperate in the defense of each claim or proceeding and shall make available to each other all books or records necessary or appropriate for such defense.

               (b) The Indemnitor shall have the right to employ counsel reasonably acceptable to the Indemnified Party to defend against the claim or proceeding or to compromise, settle or otherwise dispose of the same; provided, however, that no settlement or compromise shall be effected without the express prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; and, provided further, that if the Indemnified Party does not consent to a BONA FIDE offer of settlement made by a third party and the settlement involves only the payment of money, then the Indemnitor may, in lieu of payment of that amount to such third party, pay that amount to the Indemnified Party. After such payment to the Indemnified Party, the Indemnitor shall have no further liability with respect to that claim or proceeding and the Indemnified Party shall assume full responsibility for the defense, payment or settlement of such claim or proceeding.

               (c) If the Indemnitor fails to acknowledge in writing its obligation to defend against or settle any claim or proceeding within twenty
(20) days after receiving notice of the claim or proceeding from the Indemnified Party (or such shorter time specified in the notice as the circumstances of the matter may dictate), the Indemnified Party shall be free to dispose of the matter, at the expense of the Indemnitor, in any way that the Indemnified Party deems in its best interest, subject to the Indemnitor's right subsequently to contest through appropriate proceedings its obligation to provide indemnification.

               (d) The Indemnitor shall be subrogated to all rights of the Indemnified Party against any third party with respect to any claim for which indemnification is paid by the Indemnitor to the extent of such payment.


SECTION 20.    TERMINATION

          20.1 RIGHT TO TERMINATE. This Agreement may be terminated at any time prior to closing as follows:

               (a)  by the mutual consent of the parties;

               (b) by written notice of (i) Chancellor to ARS if ARS breaches in any material respect any of its representations or warranties or defaults in any material respect in the observance or in the due and timely performance of any of its covenants or agreements herein contained and such breach or default shall not be cured within thirty (30) days of the date of notice of breach or default served by Chancellor or (ii) ARS to Chancellor if Chancellor breaches in any material respect any of its representations or warranties or default in any material respect in the observance or in the due and timely performance of any of its covenants or agreements herein contained and such breach or default shall not be cured within thirty (30) days of the notice of breach or default served by ARS; but such notice and cure period shall not apply in the case of Chancellor's or ARS's failure to consummate the transactions in accordance with the terms and times specified in Section 22.11 of this Agreement.

               (c) by Chancellor or ARS by written notice to the other, if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, permanently enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

               (d) by the party whose qualifications are not at issue, if, for any reason, the FCC denies or dismisses any of the FCC Applications and the time for reconsideration or court review under the Communications Act with respect to such denial or dismissal has expired and there is not pending with respect thereto a timely filed petition for reconsideration or request for review;

               (e) by written notice of Chancellor to ARS or by ARS to Chancellor, if the Closing shall not have been consummated on or before July 1, 1997; Notwithstanding the foregoing, no party hereto may effect a termination hereof if such party is in material default or breach of this Agreement.

          20.2 LIQUIDATED DAMAGES/SPECIFIC PERFORMANCE.

               20.2.1 If this Agreement is terminated pursuant to Section 20.1(b) the parties agree and acknowledge that the parties will suffer damages that are not practicable to ascertain. Accordingly, in the event this Agreement is terminated pursuant to Section 20.1(b)(i), Chancellor shall be entitled to the sum of Two Million Dollars ($2,000,000) as liquidated damages, payable solely and exclusively by drawing upon the Escrow Deposit pursuant to the Escrow
Agreement.   In the event this Agreement is terminated pursuant to Section
20.1(b)(ii), ARS shall be entitled to the sum of Three Hundred Fifty Thousand Dollars ($350,000) as liquidated damages payable solely and exclusively by drawing upon the Escrow Deposit pursuant to the Escrow Agreement. The parties agree that the foregoing liquidated damages are reasonable considering all the circumstances existing as of the date hereof and constitute the parties' good faith estimate of the actual damages reasonably expected to result from the termination of this Agreement pursuant to Section 20.1(b). Section 20.2.1 shall be their sole and exclusive remedy if the Closing does not occur with respect to any damages whatsoever as a result of any claim or cause of action asserted by Sellers relating to or arising from breaches of the representations, warranties or covenants contained in this Agreement and to be made or performed at or prior to the Closing. Except for a termination pursuant to Section 20.1(b) (for which the sole recourse of ARS, as the Seller of the California Station, or Chancellor, as the Seller of the Florida Stations shall be as provided in this
Section 20.2.1 or pursuant to Section 20.1(a) (for which no party shall have any liability to the other), the termination of this Agreement shall not relieve the parties for any liability or obligation relating the their breaches of this Agreement occurring prior to such termination.

               20.2.2 The parties hereto agree that the broadcast stations subject to this Exchange Agreement are unique and the harm to either ARS, as the Florida Stations' Buyer, or Chancellor, as the California Station's Buyer from breach by ARS, as the California Station's Seller, or Chancellor, as the Florida Stations' Seller, cannot adequately be compensated by damages. Therefore, the parties hereto agree that either party shall have the right to have this Exchange Agreement specifically performed by the other party as a Seller as follows:

                    (a) In the event of an uncured breach by ARS, as Seller of the California Station or Chancellor, as Buyer of the California Station, shall have the right to seek specific performance.

                    (b) In the event of an uncured breach by Chancellor, as Seller of the Florida Station, ARS, as Buyer of the Florida Stations shall have the right to seek specific performance. To the extent that Chancellor's breach relates to a failure to enforce Chancellor's rights under the Florida Agreement, ARS may seek specific performance compelling Chancellor to enforce the Florida Agreement.

SECTION 21.    EXPENSES, TRANSFER TAXES, AND FEES

          21.1 EXPENSES. Except as set forth in Sections 21.2 and, 21.3 below, each party hereto shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement.

          21.2 TRANSFER TAXES AND SIMILAR CHARGES. All costs of transferring the Florida Assets in accordance with this Agreement, including recordation, transfer and documentary taxes and fees, an any excise, sales or use taxes, shall be borne by ARS. All costs of transferring the California Station in accordance with this Agreement, including recordation, transfer and documentary taxes and fees, and any excise, sales or use taxes, shall be borne by Chancellor. Chancellor and ARS shall, in good faith, attempt to calculate all such taxes and fees prior to Closing and to settle their respective obligations therefore on or before the Closing Date.

          21.3 GOVERNMENTAL FILING OR GRANT FEES. Any filing or grant fees imposed by any governmental authority the consent of which is required for the consummation of the transactions contemplated hereby, including but not limited to, the FCC, the FTC, and the Department of Justice shall be borne equally by Chancellor and ARS.


SECTION 22.    MISCELLANEOUS

          22.1 RISK OF LOSS. Prior to Closing, risk of loss to the Florida Stations shall be borne by Chancellor and risk of loss to the California Station shall be borne by ARS.

          22.2 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of law or otherwise; provided, however, that without releasing the Parties from any of their obligations or liabilities hereunder (a) nothing in this Agreement shall limit any Party's ability to sell or transfer any or all of its respective assets (whether by sale of stock or assets, or by merger, consolidation or otherwise) or its respective rights under this Agreement without the consent of the other party, (b) nothing in this agreement shall limit (i) Chancellor's ability to assign the California Licenses (including the right to acquire the California Licenses at the Closing) to Chancellor Broadcasting Licensee Company or any other subsidiary of Chancellor without the consent of Sellers, or (ii) ARS's ability to assign the Florida Licenses to American Radio Systems License Corp. or any other subsidiary of ARS without the consent of Sellers, and (c) nothing in this Agreement shall limit a party's ability to make a collateral assignment of its rights under this Agreement to any institutional lender that provides funds to that party without the consent of the other. Each party shall execute an acknowledgment of such assignment(s) and collateral assignments in such forms as the other party or its institutional lenders may from time to time reasonably request; provided, however, that unless written notice is given to a party that any such collateral assignment has been foreclosed upon, that party shall be entitled to deal exclusively with the other party as to any matters arising under this Agreement or any of the other agreements delivered pursuant hereto. In the event of such an assignment, the provisions of this Agreement shall inure to the benefit of and be binding on all parties' successors and assigns.

          22.3 AMENDMENTS. No amendment, waiver of compliance with any provision or condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, extension or discharge is sought.

          22.4 HEADINGS. The headings set forth in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

          22.5 GOVERNING LAW. The construction and performance of this Agreement shall be governed by the laws of the State of Florida without giving effect to the choice of law provisions thereof.

          22.6 NOTICES. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly delivered and received on the date of personal delivery or on the third day after deposit in the U.S. mail if mailed by registered or certified mail, postage prepaid and return receipt requested; or on the day after delivery to a nationally recognized overnight courier service if sent by an overnight delivery service for next morning delivery, and shall be addressed to the following addresses:

               (a)  In the case of ARS to:
                    American Radio Systems Corporation
                    116 Huntington Avenue
                    Boston, MA  02116
                    Attn:  Steven B. Dodge, Chairman

                    With a copy to:

                    Michael B. Milsom
                    Vice President and General Counsel
                    American Radio Systems Corporation
                    116 Huntington Avenue
                    Boston, MA  02116

               (b)  In the case of Chancellor, to:
                    Steven Dinetz
                    President and Chief Executive Officer
                    Chancellor Radio Broadcasting Company

                    12655 N. Central Expressway
                    Suite 405
                    Dallas, TX  75243


                    With a copy to:

                    Matthew L. Leibowitz, Esq.
                    Leibowitz & Associates, P.A.
                    One S.E. Third Avenue, Suite 1450
                    Miami, Florida  33131

                    and

                    Hicks, Muse, Tate & Furst Incorporated
                    200 Crescent Court
                    Suite  1600
                    Dallas, TX  75201
                    Attention:  Lawrence D. Stuart, Jr.

                    and

                    Weil, Gotshal & Manges, LLP
                    100 Crescent Court
                    Suite 1300
                    Dallas, Texas  75201
                    Attention:  Jeremy W. Dickens


          22.7 SCHEDULES. The schedules and exhibits attached to this Agreement are hereby made a part of this Agreement as if set forth in full herein.

          22.8 ENTIRE AGREEMENT. This Agreement contains the entire agreement among the parties hereto with respect to its subject matter and supersedes all negotiations, prior discussions, agreements, letters of intent, and understandings, written or oral, relating to the subject matter of this Agreement.

          22.9 SEVERABILITY. If any provision of this Agreement is held to be unenforceable, invalid, or void to any extent for any reason, that provision shall remain in force and effect to the maximum extent allowable, and the enforceability and validity of the remaining provisions of this Agreement shall not be affected thereby.

          22.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute but one and the same instrument.

          22.11     BINDING AGREEMENT.  The parities shall each have fifteen
(15) days from the execution of this Agreement to deliver all Schedules associated herewith. The parties shall each have thirty (30) days from the execution of this agreement to conduct an investigation that includes, but is not limited to, reviewing the Schedules to this Exchange agreement, reviewing the Stations' financial performance, real estate, contracts, environmental compliance, equipment, studio, transmitter, engineering, litigation, licenses and all other aspects of the Stations' assets and their ownership, performance and operations reasonably examinable in such an investigation. If either party's investigation reveals a material misrepresentation or a material omission made by the Selling party, then the purchasing party shall give notice to the defects to the selling party, who will then have fifteen (15) days to cure the defects. If the selling party does not cure such a defect within the allowed period, the affected purchasing party may terminate this Agreement by giving notice to the other party within fifteen (15) days after the allowed cure period without recourse to the selling party.

          22.12 GOVERNING LAW. The obligations of Chancellor and ARS are subject to applicable federal, state and local law, rules and regulations, including, but not limited to the Communications Act and the rules and regulations of the Federal Communications Commission. The construction and performance of this Agreement will be governed by the laws of the State of Delaware.


          IN WITNESS WHEREOF, the parties have caused this Exchange Agreement to be executed effective as of the date first written above.

CHANCELLOR RADIO                        AMERICAN RADIO
BROADCASTING COMPANY                    SYSTEMS CORPORATION



By:                                      By:
   --------------------------               -----------------------------
        Steven Dinetz                                Steven B. Dodge
        President                                    President






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